                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           PREMIER LASER SYSTEMS, INC.

                            PREMIER ACQUISITION, INC.

                                       AND

                            EYESYS TECHNOLOGIES, INC.




                                  APRIL 24, 1997

                                TABLE OF CONTENTS
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                                                                            Page
                                                                            ----

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 1 DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2  General Terms. . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE 2 PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . .    9
     2.1  Board of Directors' and Stockholders' Approval . . . . . . . . .    9
     2.2  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     2.3  Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.4  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.5  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.6  Registration Rights. . . . . . . . . . . . . . . . . . . . . . .   15
     2.7  Restrictions on Securities . . . . . . . . . . . . . . . . . . .   15
     2.8  Surrender and Exchange of Outstanding Certificates, Premier
          Warrants for EyeSys Warrants and Premier Options for EyeSys
          Options; Status of Outstanding Certificates. . . . . . . . . . .   15
     2.9  Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . .   16
     2.10 Reorganization . . . . . . . . . . . . . . . . . . . . . . . . .   16
     2.11 Articles and Certificate of Incorporation; Bylaws; Directors and
          Officers of Premier and the Surviving Corporation. . . . . . . .   16

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF EYESYS . . . . . . . . . . . .   17
     3.1  Organization and Standing. . . . . . . . . . . . . . . . . . . .   17
     3.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .   17
     3.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     3.4  Authority, Approval and Enforceability . . . . . . . . . . . . .   18
     3.5  Financial Statements . . . . . . . . . . . . . . . . . . . . . .   19
     3.6  Material Changes . . . . . . . . . . . . . . . . . . . . . . . .   20
     3.7  Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     3.8  Properties and Inventories . . . . . . . . . . . . . . . . . . .   21
     3.9  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     3.10 Purchase, Sale and Other Agreements. . . . . . . . . . . . . . .   22
     3.11 Intellectual Property Rights . . . . . . . . . . . . . . . . . .   24
     3.12 Employees and Employee Benefit Plans . . . . . . . . . . . . . .   25
     3.13 Environmental and Safety Laws. . . . . . . . . . . . . . . . . .   27
     3.14 Proprietary Information and Inventions and Confidentiality
          Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     3.15 Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . .   28
     3.16 Compliance with Laws and Permits; Regulatory Matters . . . . . .   28
     3.17 Absence of Litigation. . . . . . . . . . . . . . . . . . . . . .   28
     3.18 No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     3.19 The Registration Statement and Proxy Statement/Prospectus. . . .   29
     3.20 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

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     3.21 Other Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     3.22 Compliance with Instruments. . . . . . . . . . . . . . . . . . .   33
     3.23 Foreign Status . . . . . . . . . . . . . . . . . . . . . . . . .   33
     3.24 Consents and Approvals . . . . . . . . . . . . . . . . . . . . .   33
     3.25 Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . .   33
     3.26 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     3.27 No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .   34
     3.28 Related Party Transactions . . . . . . . . . . . . . . . . . . .   34
     3.29 Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .   34

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PREMIER AND PAI. . . . . . . .   34
     4.1  Organization and Standing. . . . . . . . . . . . . . . . . . . .   34
     4.2  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .   35
     4.3  Authority, Approval and Enforceability . . . . . . . . . . . . .   35
     4.4  Financial Statements . . . . . . . . . . . . . . . . . . . . . .   35
     4.5  Material Changes . . . . . . . . . . . . . . . . . . . . . . . .   36
     4.6  Absence of Litigation. . . . . . . . . . . . . . . . . . . . . .   36
     4.7  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     4.8  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     4.9  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .   37
     4.10 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . .   37
     4.11 The Registration Statement and Proxy Statement/Prospectus. . . .   38
     4.12 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     4.13 Shares Fully Paid and Non-Assessable . . . . . . . . . . . . . .   39
     4.14 SEC Documents. . . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE 5 COVENANTS OF PREMIER, PAI AND EYESYS . . . . . . . . . . . . . .   40
     5.1  Maintenance of Business. . . . . . . . . . . . . . . . . . . . .   40
     5.2  Absence of Certain Changes . . . . . . . . . . . . . . . . . . .   40
     5.3  Actions Contrary to Stated Intent. . . . . . . . . . . . . . . .   41
     5.4  Access to Information. . . . . . . . . . . . . . . . . . . . . .   41
     5.5  Other Discussions. . . . . . . . . . . . . . . . . . . . . . . .   41
     5.6  EyeSys Lock-Up Agreements. . . . . . . . . . . . . . . . . . . .   41
     5.7  Reasonable Best Efforts. . . . . . . . . . . . . . . . . . . . .   41
     5.8  Registration Statement and Proxy Statement/Prospectus. . . . . .   42
     5.9  EyeSys Payables. . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.10 Tax Forms. . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.11 Notification of Certain Matters. . . . . . . . . . . . . . . . .   42
     5.12 Merger Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.13 Assumption of Bank Loan Agreement. . . . . . . . . . . . . . . .   42
     5.14 Premier Covenant Regarding SEC Filings . . . . . . . . . . . . .   43
     5.15 Premier Board Seat . . . . . . . . . . . . . . . . . . . . . . .   43
     5.16 Funding For EyeSys . . . . . . . . . . . . . . . . . . . . . . .   43
     5.17 Nonincluded Costs. . . . . . . . . . . . . . . . . . . . . . . .   44
     5.18 Options and Warrants . . . . . . . . . . . . . . . . . . . . . .   44

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     5.19 March 31, 1997 Financial Statements. . . . . . . . . . . . . . .   44
     5.20 "Stay Bonuses," RSS Payable. . . . . . . . . . . . . . . . . . .   44
     5.21 Transactional Costs. . . . . . . . . . . . . . . . . . . . . . .   44
     5.22 Reimbursement of Amounts Paid to Dissenting Shareholders . . . .   45

ARTICLE 6 CONDITIONS TO OBLIGATIONS OF PREMIER, PAI AND EYESYS . . . . . .   45
     6.1  Consents and Approvals . . . . . . . . . . . . . . . . . . . . .   45
     6.2  Representations, Warranties and Agreements . . . . . . . . . . .   45
     6.3  Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     6.4  Opinions of Counsel. . . . . . . . . . . . . . . . . . . . . . .   45
     6.5  No Actions . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     6.6  Proceeding and Documents . . . . . . . . . . . . . . . . . . . .   46
     6.7  Accuracy of Documents and Information. . . . . . . . . . . . . .   46
     6.8  Lock-Up Agreements . . . . . . . . . . . . . . . . . . . . . . .   46
     6.9  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     6.10 Securities Approval. . . . . . . . . . . . . . . . . . . . . . .   46
     6.11 Delaware Filings . . . . . . . . . . . . . . . . . . . . . . . .   46
     6.12 Termination of EyeSys Stock Option Plan. . . . . . . . . . . . .   46
     6.13 Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . .   46
     6.14 Options, Warrants and EyeSys Notes . . . . . . . . . . . . . . .   46
     6.15 Foreign Status Representation Letter . . . . . . . . . . . . . .   47
     6.16 Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . .   47
     6.17 Bank Loan Agreement. . . . . . . . . . . . . . . . . . . . . . .   47
     6.18 No EyeSys Material Adverse Effect. . . . . . . . . . . . . . . .   47
     6.19 No Premier Material Adverse Effect . . . . . . . . . . . . . . .   47
     6.20 Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . .   47
     6.21 Diligence Review . . . . . . . . . . . . . . . . . . . . . . . .   47
     6.22 Amount of Shares Issuable. . . . . . . . . . . . . . . . . . . .   48
     6.23 Estoppel Certificate . . . . . . . . . . . . . . . . . . . . . .   48
     6.24 Compliance With Rule 145 . . . . . . . . . . . . . . . . . . . .   48
     6.25 EyeSys Financial Information . . . . . . . . . . . . . . . . . .   48
     6.26 EyeSys Personnel . . . . . . . . . . . . . . . . . . . . . . . .   48

ARTICLE 7 INDEMNITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     7.1  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .   48
     7.2  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . .   49
     7.3  No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     7.4  Indemnification of EyeSys Agents . . . . . . . . . . . . . . . .   49
     7.5  Indemnification regarding Securities Act Issues. . . . . . . . .   49

ARTICLE 8 TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     8.1  Termination by Mutual Consent. . . . . . . . . . . . . . . . . .   50
     8.2  Termination by Premier or PAI or EyeSys. . . . . . . . . . . . .   50
     8.3  Effect of Termination. . . . . . . . . . . . . . . . . . . . . .   51

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ARTICLE 9 MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .   51
     9.1  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     9.2  Entire Agreement; Modifications; Waiver. . . . . . . . . . . . .   52
     9.3  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     9.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     9.5  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     9.6  Successors and Assigns . . . . . . . . . . . . . . . . . . . . .   52
     9.7  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .   52
     9.8  Further Assurances . . . . . . . . . . . . . . . . . . . . . . .   53
     9.9  Each Party to Bear Own Costs . . . . . . . . . . . . . . . . . .   53
     9.10 Confidentiality and Nondisclosure Agreements . . . . . . . . . .   53
     9.11 Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . .   53
     9.12 Transfer of EyeSys Books and Assets. . . . . . . . . . . . . . .   53
     9.13 Appointment and Indemnity of Escrow Committee. . . . . . . . . .   53
     9.14 Survival of Representations and Warranties . . . . . . . . . . .   54

EXHIBITS

  B       Escrow Agreement and Instructions
  C-1     Lock-Up Agreement
  C-2     Lock-Up Agreement
  D       Certificate of Merger
  F       Terms of Securities
  G       EyeSys Operating Plan
  H       Loans included in Nonincluded Costs

SCHEDULES

  2.1     Noteholders
  2.7     Stockholders Executing Lock-Up Agreements
  5.16    EyeSys Personnel
  5.21    Transactional Costs

                          AGREEMENT AND PLAN OF MERGER


          This Agreement and Plan of Merger is made as of April 24, 1997 by and among Premier Laser Systems, Inc., a California corporation ("PREMIER"), Premier Acquisition of Delaware, Inc., a Delaware corporation ("PAI"), EyeSys Technologies, Inc., a Delaware corporation ("EYESYS"), and Frontenac Company (the "PRINCIPAL SHAREHOLDER").

                                    RECITALS

          A. The parties hereto intend that, subject to the terms and conditions hereinafter set forth, PAI, a wholly owned subsidiary of Premier, will be merged with and into EyeSys (the "MERGER") in accordance with this Agreement and the applicable provisions of the laws of the State of Delaware, with EyeSys surviving as a wholly owned subsidiary of Premier. All outstanding shares of EyeSys Common Stock, EyeSys Series A Preferred Stock and EyeSys Series B Preferred Stock and the EyeSys Notes will be converted into the right to receive shares of Premier Common Stock.

          B. All outstanding EyeSys Common Stock Warrants, Preferred Warrants and EyeSys Options shall be either exercised or terminated prior to the Closing, or exchanged for Premier Options. EyeSys Common Stock, Preferred Stock, EyeSys Notes, EyeSys Options and EyeSys Warrants shall be collectively referred to herein as "INTERESTS IN EYESYS."

          C. By executing this Agreement, the parties hereto intend to adopt a plan of reorganization within the meaning of Section 368(a) the Internal Revenue Code of 1986.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                               ARTICLE 1

                              DEFINITIONS

          1.1 DEFINITIONS. The following terms shall have the following meanings for purposes of this Agreement:

          "AGREEMENT" means this Agreement and Plan of Merger among Premier, PAI and EyeSys, dated as of April 24, 1997.

          "APPRAISAL RIGHTS" shall have the meaning set forth in Section 5.22.

          "BANK" means the Silicon Valley Bank.

          "CERTIFICATE OF MERGER" shall mean that certificate, substantially in the form attached hereto as EXHIBIT D, that shall be filed in the office of the Delaware Secretary of State at the Effective Time.

          "CLAIM" or "CLAIMS" shall mean any and all claims, demands, causes of action, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees, and any other expenses incurred, assessed or sustained by or against EyeSys.

          "CLOSING" shall have the meaning stated in Section 2.4.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

          "CODE" means the Internal Revenue Code of 1986.

          "CONTINGENCY PAYMENT" means, with respect to each EyeSys Note, the Principal of such Note multiplied by a factor of two (2).

          "COWEN" shall mean Cowen & Company, a limited partnership.

          "COWEN SHARES" shall mean that amount of shares of Premier Common Stock, valued at the Per Share Value, equal to the lesser of (i) $75,000, or
(ii) one-fourth of the amount of fees payable by EyeSys to Cowen and which are included in the Transactional Costs.

          "DISSENTING SHAREHOLDERS" means those EyeSys shareholders that exercise their dissenter's appraisal rights under the Delaware General Corporation Law, in connection with the Merger.

          "DIVIDENDS" with respect to a share of Series B Preferred Stock shall mean the accumulated and unpaid dividends thereon immediately prior to the Effective Time.

          "EA" shall mean, with respect to an EyeSys Note held by an EyeSys Affiliate Noteholder, the number of Merger Shares equal to the quotient of the Principal thereon divided by the Per Share Value.

          "EFFECTIVE TIME" shall have the meaning stated in Section 2.5.

          "ENA" shall mean with respect to an Eyesys Note held by an EyeSys Non-Affiliate Noteholder, the number of Merger Shares equal to the quotient of (x) the product of two multiplied by the Principal, divided by (y) the Per Share Value.

          "ERISA" means the Employee Retirement Income Security Act of 1974.

          "ESCROW AGREEMENT" shall mean that agreement pursuant to which certain Merger Shares shall be held in escrow for a period of one (1) year after the Effective Time as the source of payment for the indemnification obligations of EyeSys pursuant to Article
7 of this Agreement, substantially in the form of EXHIBIT B attached hereto.

          "ESCROW SHARES" shall have the meaning given in Section 2.3.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934.

          "EYESYS" shall mean EyeSys Technologies, Inc., a Delaware corporation.

          "EYESYS AFFILIATE NOTEHOLDERS" shall mean all holders of EyeSys Notes as so identified on Schedule 2.1.

          "EYESYS CERTIFICATE OF INCORPORATION" shall have the meaning given in
Section 3.2(g) of this Agreement.

          "EYESYS COMMON STOCK" shall mean all of the issued and outstanding shares of EyeSys Common Stock.

          "EYESYS COMMON STOCK AND COMMON STOCK EQUIVALENTS" shall mean the sum of (i) the number of shares of Eyesys Common Stock outstanding immediately prior to the Effective Time (after giving effect to any exercise of Eyesys Warrants or Eyesys Options prior to the Closing) and (ii) the product of (a) the number of shares of Eyesys Common Stock issuable upon exercise of EyeSys Options outstanding immediately prior to the Effective Time and (b) the fraction, the numerator of which is the difference between the EyeSys Common Stock Consideration Per Share and the exercise price of each such EyeSys Option and the denominator of which is the Common Stock Consideration Per Share; and (iii) the product of (a) the number of shares of Eyesys Common Stock issuable upon exercise of EyeSys Common Warrants outstanding immediately prior to the Effective Time and (b) the fraction, the numerator of which is the difference between the EyeSys Common Stock Consideration Per Share and the exercise price of each such EyeSys Common Warrant and the denominator of which is the Common Stock Consideration Per Share.

          "EYESYS COMMON STOCK AND COMMON STOCK EQUIVALENTS CONSIDERATION" shall mean the difference between the Shareholder Consideration and the sum of the Series A Preference and the Series B Preference.

          "EYESYS COMMON STOCK CONSIDERATION PER SHARE" shall mean the quotient of Eyesys Common Stock and Common Stock Equivalents Consideration divided by EyeSys Common Stock and Common Stock Equivalents.

          "EYESYS COMMON WARRANTS" means all warrants to purchase EyeSys Common Stock outstanding immediately prior to the Effective Time.

          "EYESYS FINANCIALS" shall have the meaning given in Section 3.5 of this Agreement.

          "EYESYS LETTER" means that certain disclosure letter, certified by the President and Secretary of EyeSys and delivered by EyeSys to Premier prior to the Closing, that describes certain matters regarding EyeSys and sets forth exceptions to certain representations and warranties made by EyeSys for the benefit of Premier and PAI in this Agreement.

          "EYESYS LOCK-UP AGREEMENTS" has the meaning given in Section 2.7.

          "EYESYS MATERIAL ADVERSE EFFECT" means any fact, event or condition, or the absence of any fact, event or condition, as the context requires, that, individually or in the aggregate, would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of EyeSys, or that would constitute a liability of EyeSys, individually in excess of $10,000, or in the aggregate in excess of $25,000.

          "EYESYS NON-AFFILIATE NOTEHOLDERS" shall mean all holders of EyeSys Notes as so identified on Schedule 2.1.

          "EYESYS NOTES" means those certain convertible subordinated notes issued by EyeSys prior to the date of this Agreement and outstanding immediately prior to the Closing.

          "EYESYS OPTIONS" shall mean all options outstanding immediately prior to the Effective Time to purchase EyeSys Common Stock.

          "EYESYS PENSION PLAN" shall have the meaning given in Section 3.12.

          "EYESYS STOCKHOLDERS" has the meaning given in Section 2.7.

          "EYESYS WARRANTS" means all outstanding EyeSys Common Warrants and all outstanding Preferred Warrants.

          "FIRST AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF EYESYS" means the Certificate of Amendment of the Restated Certificate of Incorporation of EyeSys to be filed prior to the Closing, as provided in
Section 2.1(a), in form reasonably acceptable to Premier.

          "FORM 10-K" shall have the meaning given in Section 4.14 of this Agreement.

          "FRONTENAC PAYABLE" shall mean the obligation of EyeSys to reimburse Frontenac Company the amount of $72,500 for expenses paid by Frontenac Company on behalf of EyeSys.

          "GAAP" means generally accepted accounting principles.

          "HAZARDOUS SUBSTANCES" shall mean any asbestos, petroleum or any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any federal, state or local environmental statute, regulation or ordinance presently in effect, including, without limitation, any material or substance that is designated or defined as a "hazardous substance," "hazardous waste" or "toxic substance" in (a) the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., and any amendments thereto, (b) the Federal Resource Conservation and Recovery Act 42 U.S.C. Sections 6901 et seq., and any amendments thereto, (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., and any amendments thereto, or (d) the Hazardous Material Transportation Act, 49 U.S.C. Sections 1801 et seq., and any amendments thereto.

          "INTEREST" with respect to an EyeSys Note shall mean the accrued and unpaid interest thereon immediately prior to the Closing.

          "INTERESTS IN EYESYS" shall have the meaning given in Recital B.

          "INTELLECTUAL PROPERTY" shall have the meaning given in Section
3.11 of this Agreement.

          "LOAN AGREEMENT" has the meaning given in Section 5.13 of this Agreement.

          "LOSSES" shall have the meaning given in Section 2 of this Agreement.

          "MERGER" shall mean the merger of PAI, a wholly owned subsidiary of Premier, into EyeSys on the terms and conditions set forth in this Agreement.

          "MERGER CONSIDERATION" shall mean the aggregate dollar amount of the Merger Securities issued in the Merger based upon the value(s) attributable to such Merger Securities under Article 2, plus $495,000.

          "MERGER SECURITIES" shall mean the Merger Shares and the securities issuable under Section 2.2(c) below.

          "MERGER SHARES" shall mean the sum of (a) that number of shares of Premier Common Stock determined by dividing $10,600,000 by the Per Share Value of the Premier Common Stock, plus (b) any additional shares required as a result of the elimination of fractional shares pursuant to Section 2.2(f).

          "NONINCLUDED COSTS" shall mean all obligations for money borrowed as shown on Exhibit H existing at the Closing of EyeSys to one or more shareholders to EyeSys (excluding the Frontenac Payable); all legal and accounting fees payable by EyeSys other than those which are payable by Premier under Section
5.21 hereof; all amounts due to Cowen that are in excess of the amounts required to be paid by Premier hereunder; all amounts payable by EyeSys to settle claims as required by Section 5.20; and all interest accrued on the EyeSys Notes as of the Closing Date.

          "PAI" shall mean Premier Acquisition of Delaware, Inc., a Delaware corporation.

          "PER SHARE VALUE" shall mean, at the election of Premier, either (i) the average of the closing sales prices of Premier's Class A Common Stock for the fifteen (15) trading days immediately preceding the Closing; or (ii) the average of the closing sale prices of the Common

Stock for the thirty (30) days ending fifteen (15) days prior to such Closing. The Per Share Value, as so defined, shall be used in the calculation of both the base amount of Merger Securities issuable under
Section 2.2(b) hereof, as well as the additional Merger Securities potentially issuable under Section 2.2(c) hereof, except that with respect to the calculation of the additional securities issuable under Section 2.2(c), the Per Share Value shall also be determined in accordance with the terms of
Section 2.2(c)(iii).

          "PREFERRED STOCK" shall collectively refer to the Series A Preferred Stock and the Series B Preferred Stock.

          "PREFERRED WARRANTS" means all of the warrants to purchase Series B Preferred Stock that are outstanding immediately prior to the Effective Time.

          "PREMIER" shall mean Premier Laser Systems, Inc., a California corporation.

          "PREMIER CLASS AA OPTIONS" shall mean options to purchase Premier Common Stock, and having the terms set forth in EXHIBIT F hereto.

          "PREMIER CLASS BB OPTIONS" shall mean options to purchase Premier Common Stock, and having the terms set forth in EXHIBIT F hereto.

          "PREMIER COMMON STOCK" means the Class A Common Stock of Premier.

          "PREMIER LETTER" means that certain disclosure letter certified by the President and Secretary of Premier and delivered by Premier to EyeSys prior to the Closing, which describes certain matters regarding Premier and PAI and sets forth exceptions to certain representations and warranties made by Premier and PAI for the benefit of EyeSys in this Agreement.

          "PREMIER MATERIAL ADVERSE EFFECT" means any fact, event or condition, or the absence of any fact, event or condition, as the context requires, that, individually or in the aggregate, could or would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Premier.

          "PREMIER OPTIONS" shall mean options to purchase 165,000 shares of Premier Common Stock, and having the terms set forth in EXHIBIT F hereto.

          "PRINCIPAL" with respect to an EyeSys Note shall mean the outstanding principal amount of such EyeSys Note immediately prior to the Effective Time.

          "PRINCIPAL SHAREHOLDER" means Frontenac Company.

          "PROXY STATEMENT/PROSPECTUS" means the Proxy Statement/Prospectus furnished to the EyeSys shareholders for a special meeting of shareholders to be held on or about June 25, 1997.

          "REGISTRATION STATEMENT" means that certain registration statement on Form S-4 to be filed with the Securities and Exchange Commission by Premier in connection with the registration of the issuance of the Merger Shares.

          "RETURNS" shall have the meaning given in Section 3.20 of this Agreement.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC DOCUMENTS" shall have the meaning given in Section 4.14 of this Agreement.

          "SERIES A PREFERENCE" with respect to all of the outstanding shares of Series A Preferred Stock, in the aggregate, means that amount determined by multiplying the total amount of the Shareholder Consideration times "D," calculated under the following formula:

  D = 0.12293255 - (0.084469 * 10(8) * (Shareholder Consideration minus the Series B Preference)); provided, however, in no event shall D be more than .1215426 or less than .1204357.

          "SERIES B PREFERENCE" with respect to all of the outstanding shares of Series B Preferred Stock, in the aggregate, shall mean that amount of the Shareholder Consideration equal to "A" in the following formula:

  A = (1-P)*(Shareholder Consideration), where

  P equals (9.732853 * 10(8) * Shareholder Consideration) minus 0.31470577; provided, however, in no event shall P be less than .2726550 or more than .4016254.

          "SERIES B PREFERRED STOCK" means all of the outstanding shares of EyeSys Series B Preferred Stock immediately prior to the Effective Time.

          "SHAREHOLDER CONSIDERATION" shall mean the difference between (a) the Merger Consideration and (b) the sum of (i) the Nonincluded Costs and (ii) the value of the Merger Shares issued to the holders of the EyeSys Notes pursuant to
Section 2.2(b)(i), based upon the Per Share Value.

          "SHAREHOLDER GUARANTEES" has the meaning given in Section 5.13 of this Agreement.

          "SHAREHOLDER GUARANTORS" has the meaning given in Section 5.14 of this Agreement.

          "STAY BONUS" shall have the meaning set forth in Section 5.20 of this Agreement.

          "TAXES" shall have the meaning given in Section 3.20 of this Agreement.

          "TRANSACTIONAL COSTS" means such standard and customary fees and costs as may be reasonably claimed in connection with rendering services related to the Merger on behalf of EyeSys by Cowen, the accounting firm of Coopers & Lybrand and the following law firms: Epstein Becker & Green P.C., Hopkins & Sutter, and Gardere, Wynn, Sewell & Riggs, L.L.P.

          1.2 GENERAL TERMS. As used in this Agreement, the terms "herein," "herewith," and "hereof" are references to this Agreement, taken as a whole; the term "includes" or "including" shall mean "including, without limitations," and references to a "Section," "subsection," "clause," "Article," "Exhibit," "Appendix," or "Schedule" shall mean a Section, subsection, clause, Article, Exhibit, Appendix or Schedule of this Agreement, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a Law includes any amendment or modification thereof. The singular shall include the plural, and the masculine shall include the feminine and neuter, and vice versa.

                  [remainder of page intentionally left blank]

                                     ARTICLE 2

                                   PLAN OF MERGER

               2.1  BOARD OF DIRECTORS' AND STOCKHOLDERS' APPROVAL.

               (a) The board of directors of EyeSys has duly adopted this Agreement and, prior to the Closing, this Agreement shall be submitted for approval by (1) at least 67% of the outstanding shares of Series B Preferred Stock voting as a separate class, (2) a majority of the outstanding shares of the following voting as one class: EyeSys Common Stock, Series A Preferred Stock on an as-converted basis and Series B Preferred Stock on an as-converted basis, and (3) the holders of a majority of the outstanding principal under the EyeSys Notes. In addition, as conditions to the consummation of the Merger:

                    (i) the First Amendment to the Restated Certificate of Incorporation of EyeSys, which amends the EyeSys Certificate of Incorporation to provide that if the Merger is consummated the Series A Preference and the Series B Preference shall be as set forth in Article 1, and to eliminate any right of the Series B Preferred Stock to participate with EyeSys Common Stock in liquidation of the net assets of EyeSys after payment of debts and preferences, shall be approved by (1) a majority of the outstanding shares of the following, voting as one class: EyeSys Common Stock, Series A Preferred Stock on an as-converted basis, and Series B Preferred Stock on an as-converted basis, (2) with respect to the amendments of Sections 4.3.4(b) and (c) of the Restated Certificate of Incorporation of EyeSys, at least 67% of the outstanding shares of Series B Preferred Stock voting as a separate class, (3) with respect to the amendment of Section 4.2.4(b)(ii), a majority of the holders of Series A Preferred Stock voting as a separate class and at least 67% of the outstanding shares of Series B Preferred Stock voting as a separate class, and (4) the holders of a majority of the outstanding principal under the EyeSys Notes;

                   (ii) on or before the Closing, the holders of EyeSys Notes who are listed on Schedule 2.1 shall have elected to accept in payment of their EyeSys Notes (excluding interest thereon), in whole or in part, EA or ENA, as the case may be.

               (b) The board of directors and sole shareholder of PAI have duly adopted and approved this Agreement in accordance with the applicable provisions of the Delaware General Corporation Law.

          2.2  THE MERGER.

               (a) At the Effective Time, subject to the terms and conditions of this Agreement, PAI shall be merged with and into EyeSys pursuant to the Certificate of Merger, with EyeSys as the surviving corporation; and the separate existence of PAI shall thereupon cease, and EyeSys, as the surviving corporation in the Merger and a wholly owned subsidiary of Premier, shall continue its corporate existence under the laws of the State of Delaware.

               (b) Subject to Section 2.2(f) and Section 2.3, at the Effective Time the Interests in EyeSys identified below shall be converted into the right to receive the securities set forth in this Section 2.2(b) as well as in Section 2.2(c), and the settlement of such issuance of securities shall be effected pursuant to Section 2.2(d):

                    (i) each EyeSys Note outstanding immediately prior to the Effective Time held by an EyeSys Affiliate Noteholder shall be converted into the right to receive such number of the Merger Shares equal to EA, and each EyeSys Note outstanding immediately prior to the Effective Time held by an EyeSys Non-Affiliate Holder shall be converted into the right to receive such number of Merger Shares equal to ENA;

                   (ii) each share of Series B Preferred Stock shall be converted into the right to receive such number of the Merger Securities equal to the Series B Preference divided by the Per Share Value, divided by the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

                  (iii) each Preferred Warrant that has not been exercised shall be cancelled.

                   (iv) each share of Series A Preferred Stock shall be converted into the right to receive such number of Merger Securities equal to the Series A Preference, divided by the Per Share Value divided by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

                    (v) each share of EyeSys Common Stock, excluding shares held by Dissenting Shareholders, shall be converted into the right to receive such number of Merger Securities as is equal to the EyeSys Common Stock Consideration Per Share divided by the Per Share Value.

                   (vi) all of the EyeSys Options and EyeSys Common Warrants that are not exchanged for Premier Options pursuant to Section 2.2(e) below or exercised by the holders thereof shall be terminated.

If the Merger Securities include Premier Class AA Options or Premier Class BB Options, the holders of each of the classes of EyeSys securities identified in Section 2.2(b)(ii) through 2.2(b)(vi) above shall, in their capacities as holders of such class of EyeSys securities, receive a pro rata share of each of the types of Premier securities included in the Merger Securities. The references in Sections 2.2(b)(ii), 2.2(b)(iv) and 2.2(b)(v) to the "number of Merger Securities" to be issued and to the "Per Share Value" shall be deemed to refer to the respective numbers of each type of Premier securities allocated, on such pro rata basis, under such sections, and to the Per Share Value of the Premier Common Stock, or the values attributed to the Premier Class AA Options and Premier Class BB Options determined under Section 2.2(c)(iii) below, as appropriate.

               (c) The Merger Securities shall also include Premier Common Stock, Premier Class AA Options and/or Premier Class BB Options, as set forth below.

                    (i) Except as set forth in Section 2.2(c)(iv) below, EyeSys may, at its election, determine whether the securities so issuable shall be Premier Common Stock, Premier Class AA Options or Premier Class BB Options; provided, however, that unless waived by Premier in its sole discretion the maximum aggregate amount of Premier Class AA Options and Premier Class BB Options shall not exceed options to purchase 335,000 shares of Premier Common Stock.

                   (ii) Such securities shall be issuable under this Section 2.2(c) only if EyeSys shall, prior to or within 90 days of the Closing Date (the "CONTINGENCY TERMINATION DATE"), execute a definitive license agreement with Nidek Company, Ltd. and/or Marco Ophthalmic, Inc., on terms reasonably acceptable to Premier (the "FUTURE LICENSE AGREEMENTS"), and which provides for the payment of at least 10% of the Future License Fees (as defined below) on or prior to the Contingency Termination Date. The aggregate amount of securities issuable under this Section 2.2(c) (the "CONTINGENT CONSIDERATION") shall be calculated by reference to the noncontingent license fees (the "FUTURE LICENSE FEES") paid or payable to EyeSys under the Future License Agreements, which amounts shall have been actually received by EyeSys before the Contingency Termination Date or which are contractually required to be paid within one year from the date hereof. The value of the securities issuable under this Section 2.2(c) shall be equal to the sum of: (i) .78 times the amount of the Future License Fees, for the first $1,500,000 of such Future License Fees; plus (iii)
 .5 times the amount of the Future License Fees in excess of $1,500,000.

                  (iii) For purposes of this Section 2.2(c), with respect to that amount of the Future License Fees which is received prior to the Closing Date, Premier Common Stock shall be valued at the Per Share Value used in connection with the Merger, and Premier Class AA Options and Premier Class BB Options shall be deemed to have the same value as Premier's outstanding publicly traded Class A Warrants and Class B Warrants computed in the same manner as the Per Share Value and over the same measuring periods, respectively, used in the calculation of the Per Share Value (but without adjustment for the differences in terms between such securities). With respect to that amount of the Future License Fees which is received after the Closing Date, the Premier Common Stock, Premier Class AA Options and Premier Class BB Options shall be valued using the same measuring period selected by Premier in computing the Per Share Value, but substituting the date of receipt of such additional Future License Fees for the date of the "Closing" in such definition.

                   (iv) In no event shall Premier be obligated to issue Premier Common Stock under this Section 2.2(c) if the total number of shares so issuable, when taken together with all other Premier Common Stock issued in connection with the Merger, shall exceed the maximum number of shares issuable in the Merger without the approval of the Merger by Premier shareholders in accordance with the California Corporations Code (the "MAXIMUM AMOUNT"); provided, however, that in the event the number of shares of Premier Common Stock issuable hereunder exceeds the Maximum Amount, Premier shall have the option of delivering, in lieu of the shares that would be in excess of the Maximum Amount, either cash, Premier Class AA Options or Premier Class BB Options, such that the total amount of consideration paid by Premier hereunder is equal to the amount required to be paid under Section 2.2(c)(ii) above.

                    (v) If any part of the Future License Fees with respect to which the Contingent Consideration has been calculated is not paid when due by the party obligated to pay such amounts, then the Contingent Consideration shall be recalculated using the amount of Future License Fees actually received within the one-year period after the Closing Date and the Per Share Value and/or warrant prices specified in Section 2.2(c)(iii) used to calculate the number of shares or options issued in the Contingent Consideration (the "ORIGINAL VALUES"), and the excess of the amount of Contingent Consideration actually paid or delivered over the amount of Contingent Consideration as recalculated shall be reimbursed to Premier out of the Escrow Shares (using the Original Values). Section 2.3 shall govern the reallocation of the Merger Securities among the holders of Interests in EyeSys, in the event that Merger Securities shall be returned to Premier out of the Escrow pursuant to this Section 2.2(c)(v).

               (d) The conversion of the EyeSys Notes and exchange of Merger Securities for Nonincluded Costs (other than Stay Bonuses) shall be effected at the Closing. The amount and type of securities into which the Interests in EyeSys (other than the EyeSys Notes) shall be converted hereunder shall be calculated immediately after the Contingency Termination Date, when the total amount of the Contingent Consideration is known. Accordingly, within 3 business days after the Contingency Termination Date, the EyeSys Representative selected pursuant to Section 9.13 shall notify Premier of the type of securities EyeSys has elected to issue under Section 2.2(c)(i), and shall calculate the total amount and type of the securities issuable hereunder and shall notify Premier in writing of such calculation. Premier shall have 3 business days from the receipt of such notice to review the calculations contained therein, and unless Premier gives the EyeSys Representative notice in writing within such 3 day period of Premier's disapproval of such calculation, it shall be deemed final, absent manifest error. If Premier disapproves such calculation, it shall provide the EyeSys Representative with written notice of the reasons for such disapproval. The parties shall thereafter confer in a good faith effort to resolve such dispute. If such dispute cannot be resolved within two weeks after the date of Premier's notice of disapproval, the matter shall be submitted to binding arbitration in accordance with the procedures set forth in the Escrow Agreement. After the allocation of the Merger Securities has been agreed upon, or determined according to such arbitration procedures, Premier shall promptly forward certificates representing the Merger Securities, in accordance with such allocation.

               (e) For purposes of this Section 2.2(e) only, the Premier Options included in the Shareholder Consideration shall be deemed to have a value of $3.00 per option. Premier shall issue to the holders of all then-outstanding EyeSys Options and EyeSys Common Warrants, and to the persons entitled to the Stay Bonuses, an aggregate of 165,000 Premier Options, as follows:

                    (i) The value of outstanding and unexercised EyeSys Options shall be equal to the value of the EyeSys Common Stock issuable upon exercise thereof (using the Per Share Value of the Premier Common Stock into which such EyeSys Common Stock would be converted in this Merger), less the exercise price of such options. Each EyeSys Option shall be exchanged for that number of Premier Options as is equal to the value determined under the foregoing sentence, divided by $3.00. In the event that the Contingent Consideration is payable hereunder and there are no further Premier Options issuable in exchange for the full value of an Eyesys Option, determined in accordance with the second preceding sentence, then the holder thereof shall be entitled to receive the balance of such value in Merger Securities.

                    (ii) If any Premier Options remain after EyeSys Options are exchanged under Section 2.2(e)(i) above, the remaining Premier Options shall then be issued in exchange for outstanding EyeSys Common Warrants.
Each outstanding and unexercised EyeSys Common Warrant shall be exchanged for that number of Premier Options as is equal to the value of the EyeSys Common Stock issuable upon the "net exercise" thereof (using the Per Share Value of the Premier Common Stock into which such EyeSys Common Stock would be converted in this Merger), divided by $3.00. In the event that the Contingent Consideration is payable hereunder and there are no further Premier Options issuable in exchange for the full value of an EyeSys Common Warrant, determined in accordance with the second preceding sentence, then the holder thereof shall be entitled to receive the balance of such value in Merger Securities.

                   (iii) If any Premier Options remain after the application of sections 2.2(e)(i) and 2.2(e)(ii) above, the remaining Premier Options shall be issued to the persons entitled to the holders of the Stay Bonuses, in satisfaction of such Stay Bonuses, at the rate of $3.00 of Stay Bonus forgiven for each Premier Option so issued. EyeSys shall determine which persons shall receive Premier Options under this Section 2.2(e)(iii).

                    (iv) EyeSys shall make arrangements for agreements with the holders of the EyeSys Options and EyeSys Common Warrants and the persons entitled to the Stay Bonuses to exchange such securities or claims for the Premier Options in accordance with this Section 2.2(e), and for the termination of any EyeSys Option or EyeSys Common Warrant, or payment of any Stay Bonus, that is not exchanged or paid as set forth above. Premier will issue the Premier Options within three (3) business days after the determination of the allocation of the Merger Securities as set forth in
Section 2.2(d).

               (f) Notwithstanding anything herein, with respect to each holder of Interests in EyeSys, if the aggregate number of shares of Premier Common Stock collectively issuable to such a holder for conversion of all of such holder's EyeSys Common Stock, Preferred Stock and EyeSys Notes pursuant to Section 2.2(b) includes a fractional share, such fractional share shall be rounded to the nearest whole number. The aggregate number of shares of Premier Common Stock purchasable under Premier Options issued in exchange for EyeSys Options and EysSys Common Warrants shall be rounded to the nearest whole number and the aggregate exercise price (but not the exercise price per share thereof) shall be adjusted accordingly. To the extent that any of the holders of Interests in EyeSys have presently outstanding rights to purchase shares of EyeSys capital stock that expire in whole or in part unexercised, the exchange ratios set forth above with respect to the exchange of Interests in EyeSys into shares of Premier Common Stock or Premier Options shall not be adjusted after the Effective Time of the Merger. All shares of EyeSys Common Stock or EyeSys Preferred Stock that are owned by EyeSys shall be canceled, and no securities of Premier or other consideration shall be delivered in exchange therefor.

               (g) At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of PAI, each issued and outstanding share of capital stock of PAI shall continue to be issued and shall be converted into one share of Common Stock of EyeSys, as the surviving corporation in the Merger. Each stock certificate of PAI evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of EyeSys, as the surviving corporation in the Merger.

          2.3  ESCROW.

               (a) Twenty percent of all securities otherwise issuable in respect of EyeSys Common Stock, Preferred Stock and the EyeSys Notes pursuant to Sections 2.2(b) (collectively, the "ESCROW SHARES") shall be deducted from the Merger Shares on a pro rata basis among the holders of EyeSys Common Stock, Preferred Stock and the EyeSys Notes and placed in an escrow for a one
(1)-year period as the source of payment for the indemnification obligations of EyeSys, pursuant to Article 7 of this Agreement and the Escrow Agreement.

               (b) In addition to the shares described in Section 2.3(a) above, there shall be deposited into the Escrow that number of shares of Premier Common Stock (the "ESCROWED DISSENTING SHARES") equal to the number of shares that would be issuable to any EyeSys stockholders who have perfected their Appraisal Rights at the Closing Date in accordance with Delaware law. To the extent that the Principal Shareholder sells shares of Premier Common Stock under Section 5.22, the Escrowed Dissenting Shares so deposited in the Escrow shall be immediately released to the Principal Shareholder, in an amount equal to the amounts of Premier Common Stock sold by it, and shall be subject to the Lock-Up Agreement executed by the Principal Shareholder. At such time as the claims of dissenting shareholders have been paid, all of the Escrowed Dissenting Shares that have not been released to the Principal Shareholder shall be returned to Premier. The Interests in Eyesys held by the Principal Shareholder shall be deemed converted, upon consummation of the Merger, into the right to receive that number of the Escrowed Dissenting Shares required to be delivered under this
Section 2.3(b).

               (c) Upon the distribution out of the Escrow of any remaining securities to the holders of Interests in EyeSys, such securities shall be distributed to such holders in such amounts as would provide such holders with that amount of the Merger Securities that they would have received under
Section 2.2(b) had the aggregate amount of Merger Securities originally issued been only the total amount of Merger Securities outstanding after any reimbursement to Premier of Merger Securities required to be made under this Agreement.

          2.4 THE CLOSING. Subject to termination of this Agreement as provided in Article 8 below, the closing of the Merger shall take place at the offices of Rutan & Tucker, 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, at 10:00 a.m. on the business day that is three (3) business days after the Merger has been approved by the EyeSys shareholders, or such other place, time and date as Premier, PAI and EyeSys may mutually select (the "CLOSING").

          2.5 EFFECTIVE TIME. Upon the complete satisfaction or satisfactory waiver of all conditions set forth in Article 6 of this Agreement, the Certificate of Merger shall be executed and filed as set forth herein. Simultaneously with the Closing, the Certificate of Merger shall be submitted for filing in the office of the Secretary of State for the State of

Delaware. The Merger shall become effective immediately upon the filing of the Certificate of Merger in the office of the Secretary of State for the State of Delaware (the "EFFECTIVE TIME").

          2.6  REGISTRATION RIGHTS.

               (a) The Merger Shares, the Premier Options, the Premier Class AA Options, the Premier Class BB Options, the securities issuable upon exercise of any of such options and the Cowen Shares shall be registered, pursuant to the Registration Statement to be filed with the Securities and Exchange Commission. EyeSys shall furnish its shareholders with a Proxy Statement/Prospectus for a special meeting of the shareholders of such company, to be held on or about June 15, 1997, or as soon thereafter as is practicable.

               (b) EyeSys shall provide Premier with such audited financial statements and other information concerning EyeSys (including updated financial information, if required by applicable securities laws) as may be required in order to accurately prepare the Registration Statement, and Premier shall have no obligation to file the Registration Statement until such information has been provided.

          2.7 RESTRICTIONS ON SECURITIES. The Premier Common Stock, Premier Class AA Options, Premier Class BB Options, and Premier Options issued to certain holders of Interests in EyeSys shall be subject to the following agreements:

               (a) the Lock-Up Agreement, executed by the EyeSys stockholders listed on Schedule 2.7 (the "EYESYS STOCKHOLDERS") in the forms attached hereto as EXHIBIT C-1 (for holders of 5% or more of the EyeSys Shares, on an as-converted basis) or EXHIBIT C-2 (for holders of less than 5% of the EyeSys Shares, on an as-converted basis) (collectively, the "EYESYS LOCK-UP AGREEMENTS"); and

               (b)  the Escrow Agreement.

          2.8 SURRENDER AND EXCHANGE OF OUTSTANDING CERTIFICATES, PREMIER WARRANTS FOR EYESYS WARRANTS AND PREMIER OPTIONS FOR EYESYS OPTIONS; STATUS OF OUTSTANDING CERTIFICATES. The conversion of the EyeSys Notes, the EyeSys Common Stock and Preferred Stock into the right to receive Merger Shares and additional securities under Section 2.2(d), as provided for by this Agreement, shall occur automatically at the Effective Time without further action by the holders thereof. Until surrendered, each certificate that prior to the Effective Time represented shares of EyeSys Common Stock and Preferred Stock, as well as each EyeSys Note, will be deemed to evidence the right to receive the number of shares of Premier Common Stock or additional securities into which such EyeSys Common Stock, Preferred Stock or EyeSys Note have been converted. Premier shall, within ten (10) business days after the Effective Time, use reasonable efforts to notify each holder of a certificate or certificates theretofore representing a share or shares of EyeSys Common Stock, Preferred Stock and EyeSys Notes to surrender all of such holder's certificates or EyeSys Notes, as the case may be, to Premier; and upon such surrender such holder shall be entitled to receive in exchange a certificate or certificates representing the Premier Common Stock into which such shares or EyeSys Notes have been converted.

          2.9 APPRAISAL RIGHTS. Holders of EyeSys Common Stock or Preferred Stock who have complied with all requirements for perfecting the appraisal rights as set forth in the Delaware General Corporation Law shall be entitled to their rights under such laws. EyeSys shall give Premier prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instrument in respect thereof received by EyeSys.

          2.10 REORGANIZATION. The parties intend to adopt the Agreement as a plan of reorganization and to consummate the Merger in accordance with
Section 368(a) of the Code.  To the best of its knowledge, EyeSys believes that
(a) the fair market value of the Merger Shares and other consideration received by each EyeSys shareholder from Premier in respect of the Merger is approximately equal to the fair market value of the Interests in EyeSys surrendered in the exchange, and (b) that the fair market value of the assets of EyeSys after the Effective Time will equal or exceed the sum of the liabilities to which the transferred assets are subject.

          2.11 ARTICLES AND CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF PREMIER AND THE SURVIVING CORPORATION.

               (a) The Articles of Incorporation of Premier as in effect as of the date of this Agreement shall be the Articles of Incorporation of Premier after the Merger, unless and until thereafter amended. The Certificate of Incorporation of EyeSys, modified as indicated in the Certificate of Merger, shall be the Certificate of Incorporation of EyeSys as the surviving corporation after the Merger, unless and until thereafter amended.

               (b) The Bylaws of Premier as in effect immediately prior to the Effective Time shall be the Bylaws of Premier after the Merger, unless and until thereafter amended. The Bylaws of PAI in effect immediately prior to the Merger shall be the Bylaws of EyeSys as the surviving corporation after the Merger, unless and until thereafter amended.

               (c) The directors and officers of Premier immediately following the Effective Time of the Merger shall be the same as the directors and officers of Premier immediately prior to the Merger, until their successors are elected or appointed and qualified, except as set forth in
Section 5.15.

               (d) The officers of EyeSys as the surviving corporation immediately following the Effective Time of the Merger shall be as follows until their successors are elected or appointed and qualified:

          Rom Rao             President and Director

          Michael Hiebert     Secretary and Chief Financial Officer

The directors of EyeSys as the surviving corporation immediately following the Effective Time shall be those persons specified by Premier at the Closing.

                                      ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF EYESYS

          Except as set forth in the EyeSys Letter, which disclosures shall be deemed representations and warranties hereunder, EyeSys represents and warrants to Premier and PAI as follows:

          3.1  ORGANIZATION AND STANDING.

               (a) EyeSys is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

               (b) EyeSys has delivered to Premier and PAI complete and accurate copies of its current Certificate of Incorporation and Bylaws, and minutes of all of its directors' and shareholders' meetings. EyeSys' stock books provided to Premier and PAI are complete and accurate as of the date hereof

          3.2  CAPITALIZATION.

               (a) EyeSys' current outstanding capitalization (common stock, preferred stock, warrants and options and any other issued or granted security) is as set forth in the EyeSys Letter. The EyeSys Letter accurately describes the vesting schedules associated with EyeSys Options and states the number of shares of EyeSys Common Stock which may be acquired pursuant to unvested EyeSys Options. EyeSys has advised Premier in writing of the residence of any holder of an Interest in EyeSys if such residence is outside of the United States. EyeSys does not have in effect any stock appreciation rights plan and no stock appreciation rights are currently outstanding.

               (b) Other than as set forth in the EyeSys Letter, EyeSys does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents or other rights to purchase or otherwise acquire any of EyeSys' capital stock or other securities.

               (c) All of the issued and outstanding shares of EyeSys Common Stock and EyeSys Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and such common and preferred stock has been issued in full compliance with all applicable federal and state securities laws. All of EyeSys' incentive stock options have been issued in compliance with all laws, rules and regulations necessary to preserve such incentive stock option treatment. All EyeSys Options have been issued in accordance with EyeSys' current stock option plan.

               (d) Except for any restrictions imposed by applicable state and federal securities laws, and except as set forth in the EyeSys Letter, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of EyeSys Common or Preferred Stock.

               (e) Except as set forth in the EyeSys Letter, (i) none of the holders of EyeSys Option or EyeSys Warrants has registration rights, and (ii) EyeSys is not and will not be under any obligation to register under the Securities Act any shares of EyeSys Common or Preferred Stock or any other of its securities that might be issued in the future if the Merger were not consummated.

               (f) Except as set forth in the EyeSys Letter, EyeSys is neither a party nor subject to any agreement or understanding, and, to EyeSys' knowledge, there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any security.

               (g) Except as set forth in the EyeSys Letter, there have not been and nor are there outstanding any adjustments made or required to be made to the conversion prices of the Preferred Stock from those set forth in EyeSys' Restated Certificate of Incorporation (the "EYESYS CERTIFICATE OF INCORPORATION"). The number of Merger Securities into which each share of EyeSys Common Stock, Preferred Stock and the EyeSys Notes convert pursuant to
Section 2.2 of this Agreement is consistent with that which the holders of the respective Interests in EyeSys are entitled to under the amendments to the EyeSys Notes and the First Amendment to the Restated Certificate of Incorporation of EyeSys. Upon obtaining the approvals and consents described in
Section 2. 1 (a) of this Agreement, (i) the EyeSys Notes shall have been duly amended and such amended EyeSys Notes shall be the legal, valid and binding obligation of EyeSys and the holders of the EyeSys Notes, and (ii) the First Amendment to the Restated Certificate of Incorporation of EyeSys shall have been duly adopted in accordance with Delaware Law upon the filing with the Secretary of State for the State of Delaware.

          3.3 SUBSIDIARIES. EyeSys neither owns nor controls, directly or indirectly, any corporation, partnership, business, trust or other entity.

          3.4  AUTHORITY, APPROVAL AND ENFORCEABILITY.

               (a) Subject to obtaining the approval of the holders of EyeSys Common Stock, Preferred Stock and the holders of the EyeSys Notes required pursuant to Section 2.1(a), EyeSys has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

               (b) Subject to obtaining all necessary consents, the execution and delivery by it of this Agreement do not, and the performance and consummation of the transactions contemplated by this Agreement shall not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of the EyeSys Certificate of Incorporation, the First Amendment to the Restated Certificate of Incorporation of EyeSys or its Bylaws, or any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment, or any agreement, lease, license, permit or other instrument to which it is a party or to which any of its assets is subject, the breach, violation, default, termination or forfeiture of which could or would result in a Material Adverse Effect.

               (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on its part for the consummation by it of the transactions contemplated by this Agreement, except the filing of the First Amendment to the Restated Certificate of Incorporation of EyeSys and the Certificate of Merger in the office of the Secretary of State of the State of Delaware.

               (d) Subject to Premier, PAI and EyeSys obtaining the approvals identified in Section 2.1, this Agreement is the legal, valid and binding obligation of EyeSys, enforceable against EyeSys in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies.

          3.5  FINANCIAL STATEMENTS.

               (a) Except as set forth in the EyeSys Letter, EyeSys has delivered to Premier and PAI complete copies of its consolidated balance sheets as at December 31 for calendar years 1991 through 1995 and the related statements of operations, shareholders' equity and cash flows for the calendar years 1990 through 1995 and the notes thereto, accompanied by the auditors' report containing the unqualified opinion of its independent certified public accountants. Prior to the Closing, EyeSys shall deliver to Premier and PAI a complete copy of its consolidated balance sheets as at December 31, 1996, and the related statements of operations, shareholders equity and cash flows for the calendar year 1996 and the notes thereto, accompanied by the auditor's report containing the opinion of its independent certified public accountants, containing a "going concern" qualification (the "1996 FINANCIALS"). The financial statements described above are referred to herein, collectively as the "AUDITED FINANCIALS." EyeSys' Audited Financials are (or, with respect to the 1996 Financials, will be) complete and correct in all material respects and present fairly its consolidated financial position as of those dates and the results of its operations and cash flows for the years then ended, in conformity with GAAP applied on a consistent basis.

               (b) EyeSys has delivered to Premier and PAI an unaudited consolidated balance sheet as of December 31, 1996 and the related unaudited statements of operations, shareholders' equity and cash flows for the twelve
(12) months then ended (the "INTERIM FINANCIALS"). EyeSys' Interim Financials are complete and correct in all material respects (notwithstanding any annotations in the EyeSys Letter schedule of accounts receivable) and present fairly its financial condition as of December 31, 1996 and the results of its operations and cash flows for the twelve (12) months then ended, in conformity with GAAP applied on a basis consistent with its Audited Financials (except for the absence of notes thereto and subject to normal year-end audit adjustments, which are not material). The Audited Financials and the Interim Financials are hereinafter collectively referred to as the "EYESYS FINANCIALS."

               (c) There are no debts, liabilities or claims against EyeSys as of the dates of the EyeSys Financials that are not currently reflected in such EyeSys Financials, contingent or otherwise, which are or would be of a nature required to be reflected in a balance sheet prepared in accordance with GAAP. All deferred taxes of EyeSys are properly accounted for in the EyeSys Financials, in accordance with GAAP. EyeSys' revenue recognition policies with respect to the EyeSys Financials have been made in accordance with GAAP. All of EyeSys' general ledgers, books and records are located at EyeSys' principal place of business. EyeSys does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of EyeSys.

               (d) Subject to any reserves set forth in the EyeSys Financials, all of the accounts receivable and notes receivable owing to EyeSys, as of the date hereof, constitute and as of the Effective Time will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay, or other rights of set-off against any thereof. Except as set forth in the EyeSys Letter, there is (i) no account debtor nor note debtor delinquent in its payment by more than 60 days, (ii) no account debtor nor note debtor that has refused (or, to the best knowledge of EyeSys, threatened to refuse) to pay its currently outstanding obligations to EyeSys for any reason, (iii) to the best knowledge of EyeSys, no account debtor nor note debtor that is insolvent or bankrupt, and (iv) no account receivable nor note receivable pledged to any third party by EyeSys.

               (e) Except for any Transaction Costs, all accounts payable and notes payable by EyeSys to third parties as of the date hereof arose, and as of the Closing will have arisen, in the ordinary course of business, and, there is no such account payable nor note payable delinquent in its payment, except as set forth in the EyeSys Letter, or any update thereto prior to the Closing.

          3.6 MATERIAL CHANGES. Since December 31, 1996, except as set forth in the EyeSys Letter, there has not been:

               (a) any material change in its assets, liabilities, financial condition, or operating results from that reflected in the Financials, except changes in the ordinary course of business that have not been, in the aggregate, material; nor any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its business, properties, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

               (b) any waiver or compromise by it of a valuable right or of a debt owed to it; nor any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by it, except in the ordinary course of business and that is not material to its business, properties, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

               (c) any material change to a material contract or material arrangement by which it or any of its material assets is bound or subject; any material change in any compensation arrangement or agreement with any employee, consultant, officer, director or shareholder; any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets; nor notification that there has been a loss of or material order or contract cancellation by any of its customers;

               (d) any resignation or termination of employment of any of its key officers or employees; and EyeSys, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer or employee;

               (e) any mortgage, pledge, transfer of a security interest in, or lien created by it, with respect to any of its material properties or assets, except liens for taxes not yet due or payable; any loans or guarantees made by it to or for the benefit of its employees, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business; nor any declaration, setting aside or payment or other distribution in respect of any of its capital stock, nor any direct or indirect redemption, purchase, or other acquisition of any of such stock by it;

               (f) any other event or condition of any character that would result in a Material Adverse Effect; nor (other than in the ordinary course of business) any agreement or commitment by it to do any of the things described in this Section 3.6.

          3.7 RETURNS. EyeSys has not had any of its products returned by a purchaser or user thereof other than for minor, nonrecurring warranty problems. Except as set forth in the EyeSys Letter, EyeSys is not aware of any pending warranty claims. The reserves reflected on the EyeSys Financials for future warranty claims are adequate to provide for future warranty claims on products sold by EyeSys through the date of the EyeSys Financials.

          3.8  PROPERTIES AND INVENTORIES.

               (a) EyeSys has good and marketable title to and the right to use all of the assets used in its operations or necessary for the conduct of its business, as reflected in the EyeSys Financials, free and clear of any mortgages, pledges, security interests, licenses, encumbrances, restrictions or adverse claims, except as disclosed in the notes to its Financials, except for the lien of taxes not yet due and payable, and except as set forth in the EyeSys Letter. All of the physical assets reflected on its balance sheets included in the EyeSys Financials are valued therein at the lower of fair market value or the amount computed under other EyeSys financial reporting policies (and, for such purposes, taking into account any obsolescence of such assets), are in the possession of EyeSys, and will be in the possession of EyeSys at the Closing (except for inventory sold in the ordinary course of business). All of such physical assets are in good operating condition, normal wear and tear excepted.

               (b) Since September 30, 1996, there has not occurred any transfer of title other than in the ordinary course of business, any abandonment, any pilferage or any other material loss with respect to, any of its property, plant or equipment.

               (c) Included in the EyeSys Letter is a true and correct list of all of the physical assets (including fixed assets) owned by EyeSys having a net book value in excess of $5,000. EyeSys does not own any real property.
 All improvements on leased property used in the business of EyeSys and the present use thereof are in accordance with all applicable laws. The net book value of any fixed assets owned by EyeSys has not been written up nor down, other than pursuant to depreciation or amortization expense in accordance with its historical practice.

               (d) The EyeSys Letter lists all real property leases to which EyeSys is a party. Assuming due authorization, execution and delivery by the other parties thereto, such leases are legal, valid, binding and enforceable in accordance with their respective terms (except as limited by bankruptcy, insolvency, reorganization or other laws of general application affecting creditors' rights generally). EyeSys has a valid and subsisting leasehold interest in its leased real property, free and clear of all material encumbrances. Neither EyeSys nor, to the knowledge of EyeSys, any other party to any of such leases, is in material default under any of such leases, or has performed any act or omitted to perform any act which act or omission, with notice or lapse of time or both, will become a material default thereunder.

          3.9 INSURANCE. EyeSys maintains policies of insurance covering its assets, properties, business and liabilities in types and amounts customary for similarly sized companies engaged in similar businesses.
EyeSys is in compliance with each of such policies, such that none of the coverage provided under such policies has been invalidated. EyeSys has fully paid all premiums and other payments which have become due to its insurers. The EyeSys Letter contains a complete and accurate list of all insurance policies, bonds and surety instruments. To the knowledge of EyeSys, there is no threat by any of the insurers to terminate or materially increase the premiums payable under any of such insurance policies due to the activities or loss experience of EyeSys.

          3.10  PURCHASE, SALE AND OTHER AGREEMENTS.

                (a) Except as described in the EyeSys Letter, EyeSys is not a party to nor subject to any:

                     (i) agreement for the purchase of inventory, supplies, or equipment, other real or personal property, or the procurement of services, except individual purchase orders or aggregate purchase orders to a single vendor involving payments of less than $10,000 or as have been entered into in the ordinary course of the business of EyeSys;

                    (ii) lease or ownership of equipment, machinery or other personal property;

                   (iii) agreement for the sale or lease of products or furnishing of its services, except individual purchase orders or aggregate purchase orders from a single customer involving payments of less than $10,000, or as have been entered into in the ordinary course of the business of EyeSys;

                    (iv) joint venture, partnership or other contract or arrangement involving the sharing of profits;

                     (v) agreement relating to the purchase or acquisition, by merger or otherwise, of a significant portion of its business, assets or securities by any other person or of any other person by it other than as contemplated herein;

                    (vi) agreement containing a covenant or covenants which purport. to limit its ability or right to engage in any lawful business activity or compete with any person or entity;

                   (vii) agreement presently in effect pursuant to which it has appointed any organization or person to act as its distributor or sales agent or pursuant to which it has been appointed a distributor or sales agent by any third party;

                  (viii) agreement with any of its officers, directors or affiliates, other than stock option or stock purchase plans or agreements or proprietary information or consulting or independent contractor agreements;

                    (ix) agreement for the license of any patent, copyright, trade secret or other proprietary right or indemnification by it with respect to infringements of proprietary rights, except employee or consultant proprietary information agreements and except for those end-user licenses sold in the ordinary course of business by EyeSys in connection with the sale of its products;

                     (x) agreements involving payments to or obligations of it, not otherwise described in this Section 3.10, in excess of $10,000 (other than agreements for the sale of inventory in the ordinary course of business); or

                    (xi) agreements of indebtedness, capital equipment leases or guarantees of the obligations of others.

                (b) To the best of EyeSys' knowledge, except as set forth in the EyeSys Letter, no party to any such contract, agreement or arrangement intends to cancel, withdraw, modify or amend such agreement or arrangement or return a product for reimbursement or discontinue any provision of agreed-upon services.

                (c) Except as described in the EyeSys Letter, EyeSys has performed all material obligations required to be performed by it on or prior to the date hereof under each contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement (including, without limitation, the Loan Agreement) or the EyeSys Letter, and it is not in default, breach nor violation thereunder, or under any other agreements to which it is a party, except for such defaults, breaches, or violations under such instruments or obligations that would not have a Material Adverse Effect.

          3.11 INTELLECTUAL PROPERTY RIGHTS.

               (a) EyeSys has complete and undisputed title and ownership and the right to utilize all patents, trademarks, license rights, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes (collectively, "INTELLECTUAL PROPERTY") necessary for or used in its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. All of EyeSys' patents, trademarks, license rights, service marks, trade names and copyrights, whether or not registered, are identified in the EyeSys Letter. Except as disclosed in the EyeSys Letter, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is it bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity. It has not received any communications nor is it aware of any entity alleging that it has violated or, by conducting its business as proposed, would violate any Intellectual Property of any other person or entity. It is not aware that any of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of EyeSys or that would conflict with its business as proposed to be conducted. EyeSys does not believe it is or will be necessary to utilize any inventions of any of its employees or consultants (or persons it currently intends to hire as service providers) made prior to their employment by it. The EyeSys Letter sets forth all patents, patent applications, trademarks (registered or unregistered), license agreements, independent contractor or consulting agreements and any other Intellectual Property that requires a consent or waiver to consummate the transactions contemplated in this Agreement. All of EyeSys' license agreements with respect to its Intellectual Property are in writing and evidence legitimate ownership of such rights in EyeSys. All royalty obligations of EyeSys are listed in the EyeSys Letter. No claims for royalties have been, are or will be asserted against EyeSys. No invention that is shown as being owned by any individual service provider of EyeSys is necessary for the conduct of EyeSys' business.

               (b) EyeSys is not making use of any confidential information of third parties nor any confidential information in which any of its present or, to its actual knowledge, past employees or other service providers, has claimed a proprietary interest; and EyeSys is not actually aware of any facts that would give rise to such a claim.

               (c) Without limiting the generality of the foregoing representations, except as described in the EyeSys Letter, EyeSys expressly represents and warrants that:

                    (i) EyeSys has satisfied all obligations pursuant to any and all consulting agreements;

                   (ii) EyeSys has no present or future liability under any agreement to (x) provide indemnification for infringement of any third-party rights or otherwise; or (y) provide updates, enhancements, modifications, bug fixes, support, maintenance or the like of any products, or technology;

                  (iii) Except as disclosed in the EyeSys Letter, as of the date of this Agreement, EyeSys has not entered into nor negotiated with others to enter into any consulting agreements, software development agreements, license agreements or similar agreements;

                   (iv) EyeSys has retained all rights, title and interest (including, without limitation, rights to derivatives, modifications, updates and enhancements) to the components necessary for its business as now conducted and as proposed to be conducted in the future;

                    (v) EyeSys knows of no facts or circumstances which would materially and adversely affect the validity or enforceability of any of its patents, trademarks, or copyrights;

                   (vi) All fees and filings necessary to keep the patents, copyrights and trademarks of EyeSys in full force and effect, including without limitation, patent maintenance fees and annuity fees, have been duly and properly paid or executed;

                  (vii) All applications of EyeSys for patents, trademark registrations and copyright registrations were properly filed in compliance with the applicable laws of the countries in which they were filed;

                 (viii) All information known to EyeSys to be material to the patentability of the claims of EyeSys' U.S. patents and U.S. patent applicable was submitted to the United States Patent and Trademark Office in accordance with the duty of candor and good faith set forth in 37 C.F.R. Section 1.56;

                   (ix) EyeSys has taken reasonable precautions to safeguard the confidentiality of its trade secrets;

                    (x) All copyrightable material used in EyeSys products were either authored solely by employees of EyeSys within the scope or their employment or authored by nonemployees with the copyright rights assigned in writing to EyeSys; and

                   (xi) The manufacturing, distribution, promotion and/or activities of EyeSys as its business is presently conducted or proposed to be conducted, does not violate any intellectual property rights, including without limitation patent rights, of any other person or entity.

          3.12 EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

               (a) Other than as set forth in the EyeSys Letter regarding employee benefit plans, programs or arrangements maintained or sponsored by EyeSys (such plans, the "EMPLOYEE PLANS"), neither EyeSys nor any entity or trade or business which together with EyeSys is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code (its "ERISA AFFILIATES") is a party to any pension, profit sharing, savings, retirement or other deferred compensation plan, any bonus (whether payable in cash or stock), stock option, stock purchase or incentive program, or any group health plan (whether insured or self-funded), or any disability or group life insurance plan, severance or other employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or to any collective bargaining agreement or other agreement, written or oral, with any trade or labor union, employees' association or similar organization. EyeSys is not a party to, nor has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

          With respect to each such Employee Plan, EyeSys has furnished to Premier and PAI or their counsel complete and accurate copies of the plan documents (including plan amendments currently under consideration, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications), and all IRS Forms 5500 filed with respect to any Employee Plans.

               (b) With respect to each of the Employee Plans subject to ERISA as either an employee pension benefit plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, EyeSys has prepared in good faith and timely filed all requisite governmental reports, and has properly and timely posted or distributed all notices and reports to employees required to be filed, posted or distributed with respect to each such Employee Plan.

               (c) Each such Employee Plan has at all times been operated and administered in all material respects in accordance with its terms and all applicable laws, including but not limited to, ERISA and the Code.

               (d) Each Employee Plan that is intended to be qualified under Code Section 401(a) ("EYESYS PENSION PLAN") has received a favorable determination letter from the Internal Revenue Service that such Employee Plan is qualified under Code Section 401(a) and that the trust under such Employee Plan is exempt from tax under Code Section 501(a). EyeSys knows of no reasonable basis for the disqualification of any EyeSys Pension Plan from exemption under Section 401(a) of the Code.

               (e) Neither EyeSys nor any EyeSys Pension Plan, nor any fiduciary, trustee thereof nor, to the best knowledge of EyeSys, the administrator thereof or any party in interest (as defined in Section 3(14) of ERISA) or disqualified person (as defined in Section, 4975(e)(2) of the
Code) with respect to such plan has engaged in any transaction which would subject EyeSys, the EyeSys Pension Plan, any trust created under such plan, or any trustee or administrator thereof, or any party dealing with such EyeSys Pension Plan or any such trust, to either civil liability or a civil penalty assessed pursuant to Section 409 or 502 of ERISA, or a tax imposed pursuant to Section 4975, 4976 or 4979 of the Code. EyeSys has no knowledge of any breach of fiduciary duties owed to EyeSys Pension Plan participants pursuant to the provisions of Part 4 of Title I of ERISA.

               (f) There are no pending claims by or on behalf of any of the EyeSys Employee Plans, by any employee or beneficiary covered under any such EyeSys Employee

Plan, or otherwise involving any such EyeSys Employee Plan (other than claims for benefits in the ordinary course).

               (g) No EyeSys Pension Plan is subject to Section 412 of the Code nor Title IV of ERISA.

               (h) There are no strikes or labor disputes pending or threatened by nor any attempts at union organization of any EyeSys employees.

               (i) The EyeSys Letter includes a full and complete list of all directors, officers and employees of EyeSys as of the date of this Agreement, specifying their names and job titles. The EyeSys Letter provides accurate information to Premier and PAI regarding the total amount of base salary, whether it is fixed or commission or a combination thereof with respect to each of the foregoing. Except as set forth in the EyeSys Letter, the employment of each of EyeSys' employees is "at will" employment, except as may be required to the contrary under applicable law. Except as set forth in the EyeSys Letter, EyeSys does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, except as set forth in the EyeSys Letter, no severance pay will become due to any EyeSys employees under any EyeSys agreement, plan or program as a result of the Merger. EyeSys does not owe and has not accrued any bonuses or vacation pay or retirement benefits to employees or former employees, other than as set forth on the payroll records delivered by EyeSys to Premier and PAI prior to the Closing.

               (j) EyeSys has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to its employees prior to the Effective Time of the Merger.

          3.13 ENVIRONMENTAL AND SAFETY LAWS.  Except as described in the
EyeSys Letter, there are no Hazardous Substances (as hereinafter defined) at any of the facilities owned or used by EyeSys. The EyeSys Letter describes the way in which EyeSys disposes of any Hazardous Substances used by it, including the names and locations of any offsite storage or disposal facilities used by EyeSys. EyeSys has not released, discharged nor disposed of Hazardous Substances on or under any of such facilities or on or under any premises previously occupied by EyeSys during the period in which such facilities have been owned or used by EyeSys. The facilities owned or used by EyeSys do not now contain, nor did such facilities or any premises previously occupied by EyeSys contain, any underground storage tanks for any Hazardous Substances. EyeSys has complied and is in compliance with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, use, sale, storage, handling, transfer and disposal of any Hazardous Substances. EyeSys has not been alleged to be in violation of, nor been subject to any administrative, judicial or regulatory proceeding pursuant to, such laws or regulations either now or any time during the past twenty-four months. No Claims have been or are currently asserted against EyeSys nor, to EyeSys' knowledge, will be asserted against EyeSys after the Effective Time, based on EyeSys' acts or failures to act prior to the Effective Time with respect to Hazardous Substances.

          3.14 PROPRIETARY INFORMATION AND INVENTIONS AND CONFIDENTIALITY AGREEMENTS. Each employee, officer and director of EyeSys has executed a confidentiality agreement and all of the employees, officers and directors (not including non-employee directors) of EyeSys have executed a proprietary information and inventions agreement. Copies of such agreements have been provided to counsel to Premier and PAI. EyeSys is not aware that any of such persons is in violation thereof.

          3.15 POWERS OF ATTORNEY. Except as set forth in the EyeSys Letter, no person holds a power of attorney from EyeSys.

          3.16 COMPLIANCE WITH LAWS AND PERMITS; REGULATORY MATTERS. Except where the failure to so comply would not have a Material Adverse Effect, EyeSys has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect) and EyeSys has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted. EyeSys has not received any governmental notice within two years of the date hereof of any violation by EyeSys of any such laws, rules, regulations or orders. Except where the failure to comply would not have a Material Adverse Effect, (a) EyeSys is not in default or noncompliance under any such permits, consents, or similar instruments, and (b) the business and operations of EyeSys are in compliance with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity. Without limiting the generality of the foregoing, all of the products presently marketed by EyeSys have been approved or cleared to market pursuant to valid and subsisting Premarket Approval or Section 510(k) Clearances issued by the United States Food and Drug Administration ("FDA"). EyeSys has never conducted any clinical trials which have required Investigational Device Exemptions ("IDE's"). EyeSys is unaware of any medical complications arising in connection with or resulting from clinical trials conducted by EyeSys either directly or under its direction, or from the use of its products following FDA approval or clearance, except as set forth in the EyeSys Letter. No complaints have been received by EyeSys with respect to such procedures, and no Medical Device Reports have been filed by EyeSys or have been required to be filed. The design, manufacture and distribution of all of EyeSys' products has been conducted, and shall continue through the Closing Date to be conducted, in accordance with "good manufacturing practices" as required by the FDA.

          3.17 ABSENCE OF LITIGATION.  Except as disclosed in the EyeSys
Letter, neither EyeSys nor, to the best of its knowledge, any of its officers or directors is engaged in, or has been threatened with, any litigation, arbitration, investigation or other proceeding relating to it, its employee benefit plans, property, business, assets, licenses, permits or goodwill, or against or affecting the Merger or the actions taken or contemplated in connection therewith, nor, to the best of its knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding or investigation pending or threatened against EyeSys that questions the validity of this Agreement or the Agreement of Merger or the right of EyeSys to enter into this Agreement or the Agreement of Merger or to consummate the transactions contemplated hereby or thereby or which might result in any Material Adverse Effect. The foregoing includes actions pending or threatened (or any reasonable basis therefor known to it) involving any dispute with its consultants or the prior employment of any of its employees, their use in connection with its business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. There is no action, suit, proceeding or investigation by EyeSys currently pending, nor which it intends to initiate. Neither EyeSys nor, to the best of its knowledge, any of its officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would have a Material Adverse Effect.

          3.18 NO BROKERS. Except with respect to the fees payable to Cowen which are included in the Transactional Costs, EyeSys is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger nor in connection with any transaction contemplated hereby or thereby.

          3.19 THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. The information supplied by EyeSys for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by EyeSys for inclusion in the Proxy Statement/Prospectus to be sent to the holders of interests in EyeSys will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Interests in EyeSys, at the time of the EyeSys Stockholder Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statement made therein not false or misleading. If at any time prior to the Effective Time any event relating to EyeSys or any of its respective affiliates, officers or directors should be discovered by EyeSys which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/ Prospectus, EyeSys shall promptly inform Premier and PAI. The Proxy Statement/Prospectus, including all financial statements of EyeSys required to be included therein, shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, EyeSys makes no representation or warranty with respect to any information supplied or required to be supplied by Premier or PAI which is contained in any of the foregoing documents.

          3.20  TAXES.

                (a)  DEFINITIONS.  For purposes of this Agreement:

                     (i) the term "TAXES" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto,
(B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other expressed or implied agreement to indemnify any other person; and the term "TAX" means any one of the foregoing Taxes; and

                    (ii) the term "RETURNS" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "RETURN" means any one of the foregoing Returns.

                (b) EyeSys has properly completed and filed on a timely basis all Returns required to be filed on or prior to the date of this Agreement. As of the time of filing, the foregoing Returns properly reflected the applicable facts then known to EyeSys regarding its income, business, assets, operations, activities, status or any other information required to be shown thereon. No extension of time within which to file any Return that has been required to be filed has failed to be requested and granted. EyeSys will properly complete and file on a timely basis all Returns required to be filed on or prior to the Closing.

                (c) With respect to all Taxes imposed upon EyeSys, or for which EyeSys is or was liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the date of Closing, EyeSys has fully complied with all applicable tax laws and agreements, and except as set forth in the EyeSys Letter, all such amounts required to be paid by EyeSys to taxing authorities, on or before the date of this Agreement, have been paid. EyeSys does not owe any taxes on compensation paid to any of its employees.

                (d) No issues have been raised (nor are currently pending) by any taxing authority in connection with any of the Returns. No extensions nor waivers of statutes of limitations with respect to the Returns have been given by or requested from EyeSys. Except to the extent indicated in the EyeSys Letter, all deficiencies asserted or assessments made as a result of any state or federal income tax examinations have been fully paid, or are fully reflected as a liability in the Financials of EyeSys, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financials of EyeSys.

                (e) Except as set forth in the EyeSys Letter, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of EyeSys. EyeSys is not a party to or bound by (nor will EyeSys become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement. EyeSys has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. EyeSys has not filed a consent pursuant to the collapsible corporation provisions of
Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) nor agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

                (f) EyeSys has not elected to be treated as an S Corporation pursuant to Section 1362(a) of the Code. None of the assets of EyeSys is property that EyeSys is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of EyeSys directly or indirectly secures any debt the interest on which is tax-exempt under Section 103 (a) of the Code. None of the assets of EyeSys is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

                (g) EyeSys has not made and has not agreed to make a deemed dividend election under Treas. Reg. Section 1.1502-32(f)(2) nor a consent dividend election under Section 565 of the Code. EyeSys has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of any applicable state or foreign tax laws by reason of a change in accounting method or otherwise. EyeSys has not participated in (and has not agreed to participate in) an international boycott within the meaning of Section 999 of the Code.

                (h) EyeSys is not a party to any agreement, contract, arrangement or plan that has resulted or would result, whether separately or in the aggregate, in connection with the Merger, or with any change of control of EyeSys or any other transaction contemplated by this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code. To the best knowledge of EyeSys, except as set forth in the EyeSys Letter, no Shareholder of EyeSys is other than a United States person within the meaning of the Code. EyeSys does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and EyeSys has not engaged in a trade or business within any foreign country.

                (i) Except as set forth in the EyeSys Letter, EyeSys is not party to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes.

                (j) The unpaid Taxes of EyeSys do not exceed any reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in EyeSys' balance sheets as at December 31, 1995 and September 30, 1996, as adjusted for the passage of time through the Effective Time in good faith in accordance with the past custom and practice of EyeSys. No Tax liability of EyeSys has been incurred since December 31, 1995, other than in the ordinary course of business, and an adequate reserve on the Financials has been made for all Taxes since that date.

                (k) After the date of this Agreement, no material election with respect to Taxes shall be made by EyeSys without the prior written consent of Premier and PAI.

                (l) The liabilities of EyeSys to which the transferred assets of EyeSys are subject were incurred by EyeSys in the ordinary course of its business.

                (m) To the best knowledge of EyeSys, there is no plan or intention on the part of the shareholders of EyeSys to sell, exchange, or otherwise dispose of such number of the Merger Shares as would reduce the EyeSys shareholders' ownership of shares of Premier

Common Stock to a number of shares having a value, determined as of the Effective Time, of less than 50% of the value, determined as of the Effective Time, of all of the shares of EyeSys Common and Preferred Stock outstanding immediately prior to the Effective Time. For purposes of this representation, shares of EyeSys Common or Preferred Stock exchanged for cash or other property surrendered by dissenters, shall be treated as outstanding EyeSys Common or Preferred Stock at the Effective Time of the Merger. Moreover, shares of EyeSys Common or Preferred Stock and shares of Premier Common Stock held by EyeSys shareholders as of the date hereof and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

               (n) EyeSys is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

               (o) At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by EyeSys immediately prior to the Merger will be held by the surviving corporation immediately after the Merger. For the purpose of determining the percentage of EyeSys' net and gross assets held by the surviving corporation immediately following the Merger, the following assets will be treated as property held by EyeSys immediately prior to the Merger that is not held by the surviving corporation subsequent to the Merger: (i) assets disposed of by EyeSys prior to the Merger and in contemplation thereof (including, without limitation, any asset disposed of by EyeSys, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending on the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) with Premier regarding the Merger); (ii) assets disposed of after the Merger pursuant to a binding obligation entered into by EyeSys before the Merger and in contemplation thereof, other than in the ordinary course of business;
(iii) assets used by EyeSys to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger; and
(iv) assets used to make distribution, redemption or other payments in respect of EyeSys capital stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or related thereto.

               (p) EyeSys has not sold, exchanged or discontinued any line or lines of business with a value representing in the aggregate more than 25% of the current fair market value of the total assets of EyeSys as of the Closing.

          3.21 OTHER TAXES.

               (a) The hours worked by and payments made to EyeSys' employees have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local labor laws.

               (b) All payments due from EyeSys on account of employee health and welfare insurance have been paid or accrued as a liability on its balance sheets included in the EyeSys Financials.

               (c) All severance and vacation payments which are or were due and payable by EyeSys under the terms of any agreement have been paid or accrued as a liability on its balance sheets included in the EyeSys Financials.

          3.22 COMPLIANCE WITH INSTRUMENTS. EyeSys is not in violation of or conflict with, breach of or in default under (either with the giving of notice or the passage of time or both) any term or provision of the EyeSys Certificate of Incorporation or its Bylaws.

          3.23 FOREIGN STATUS. EyeSys is not a foreign corporation, foreign partnership, foreign trust or foreign establishment (as each such term is defined in the Code).

          3.24 CONSENTS AND APPROVALS. The EyeSys Letter lists all consents and approvals required for the execution and delivery of this Agreement by EyeSys and the consummation of the Merger by EyeSys, including those that are necessary because of the transactions contemplated by this Agreement or those which are necessary to avoid the loss of the rights to use EyeSys' Intellectual Property or other rights.

          3.25 ACCOUNTS RECEIVABLE. The EyeSys Letter lists all accounts receivable, unbilled invoices and other debts due or recorded in the records of EyeSys, as of April 7, 1997. Notwithstanding any annotations in the EyeSys Letter schedule of accounts receivable, at least 95% of the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of EyeSys as being due to EyeSys as at the date of this Agreement will be good, payable and collectible in full in the ordinary course of business within ninety (90) days after the Closing (or one hundred twenty (120) days, with respect to receivables, invoices and debts due from foreign (non-U.S.) payors), net of applicable reserves as recorded on EyeSys' books on the date hereof; no contest with respect to the amount or validity of any amount is pending; and none of such accounts receivable or other debts is or will at the Closing be subject to any counterclaim or set-off. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of EyeSys which is consistent with GAAP applied on a consistent basis.

          3.26 INVENTORY. The inventories shown on the Financials as of December 31, 1995 and September 30, 1996 or thereafter acquired by EyeSys, consisted of items of a quantity and quality usable or salable in the ordinary course of business. The inventories are valued at the lower of cost or market value, determined in accordance with generally accepted accounting principles consistently applied and on a basis which is consistent with the past practices of EyeSys. Since December 31, 1996, EyeSys has continued to replenish inventories in a normal and customary manner consistent with past practices. EyeSys has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. Except as disclosed in the EyeSys Letter, EyeSys does not have any sole source suppliers and has been and is able to acquire component parts from multiple sources on a timely basis. The values at which inventories are carried reflect the inventory valuation policy of EyeSys which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

          3.27 NO UNDISCLOSED LIABILITIES. Except as set forth in the EyeSys Letter, there is no outstanding claim, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, other than: (a) the liabilities and obligations that are fully reflected, accrued or reserved against on the Financials for which the reserves are appropriate and reasonable; (b) liabilities incurred in the ordinary course of business since the date of the Financials, (c) Transactional Costs, or (d) contractual liabilities or obligations not required to be disclosed in the Financials prepared in accordance with GAAP.

          3.28 RELATED PARTY TRANSACTIONS. Except as set forth in the EyeSys Letter, or otherwise reflected in the Capitalization Table included in the EyeSys Letter, no employee, officer or director of EyeSys or member of his or her immediate family is indebted to EyeSys, nor is EyeSys indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth in the EyeSys Letter, to the best of EyeSys' knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which EyeSys is affiliated or with which EyeSys has a business relationship, or any firm or corporation that competes with EyeSys, except that the employees, officers or directors of EyeSys and members of their immediate families may own stock in publicly traded companies that may compete with EyeSys. No member of the immediate family of any officer or director of EyeSys is directly interested in any material contract with EyeSys.

          3.29 DISTRIBUTION. All of EyeSys' international distributors for its products are identified in the EyeSys Letter. EyeSys has entered into written distribution agreements with each of such distributors, copies of which have been delivered to Premier. All of such agreements are in full force and effect. To EyeSys' knowledge, no such distributor intends or expects to materially reduce the volume of purchases of EyeSys' products from the amounts purchased during the fiscal year ended December 31, 1996.

When used in this Article 3, "KNOWLEDGE" means information actually known or which should have been known by any one of the directors of EyeSys or any of the following: Youssef Wakil, Kenneth Carbonari, David Harley, Michel Ulsas, David Liu or Henry Kuehn after inquiry by such persons of EyeSys personnel who report to them.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF PREMIER AND PAI

          Except as set forth in Premier Letter, which disclosures shall be deemed representations and warranties hereunder, each of Premier and PAI represents and warrants to EyeSys as follows:

          4.1  ORGANIZATION AND STANDING.

               (a) Each of Premier and PAI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify could or would have a Material Adverse Effect.

               (b) Prior to Closing, each of Premier and PAI shall have delivered or made available to EyeSys complete and accurate copies of its current Certificates of Incorporation and Bylaws, as the case may be.

          4.2 SUBSIDIARIES. Premier does not own or control, directly or indirectly, any corporation, partnership, business, trust or other entity, except Data.Site, LLC and PAI.

          4.3  AUTHORITY, APPROVAL AND ENFORCEABILITY.

               (a) Subject to obtaining any required approvals of their respective stockholders, each of Premier and PAI has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate action on their respective parts necessary for such execution, delivery and performance has been duly taken.

               (b) Subject to obtaining all necessary consents, the execution and delivery by each of Premier and PAI, as the case may be, of this Agreement do not, and the performance and consummation of the transactions contemplated by this Agreement shall not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of its current Articles of Incorporation or Bylaws, as the case may be, or any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment, or any agreement, lease or other instrument to which either is a party or to which any of its assets is subject, the breach, violation, default, termination or forfeiture of which could or would result in a Material Adverse Effect.

               (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on its part for the consummation by each of Premier and PAI, as the case may be, of the transactions contemplated by this Agreement, except the filing of the First Amendment to the Restated Certificate of Incorporation of EyeSys, and the Certificate of Merger in the offices of the Secretaries of State of the States of Delaware and California.

               (d) Subject to Premier, PAI and EyeSys obtaining the approvals identified in Section 2.1 of this Agreement, this Agreement is the legal, valid and binding obligation of Premier and PAI, respectively, and enforceable against Premier and PAI in accordance with the respective terms hereof and thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies.

          4.4  FINANCIAL STATEMENTS.

               (a) Premier has delivered or made available to EyeSys complete copies of its consolidated balance sheets as at March 31 for the fiscal years 1994 through 1996 and the related statements of operations, shareholders' equity and cash flows for the years ended on each March 31 for the years 1994 through 1996 and the notes thereto (collectively, the "PREMIER AUDITED FINANCIALS") accompanied by the auditors' report and the opinion of its independent certified public accountants. Premier's Audited Financials present fairly its consolidated financial position as of those dates and the results of its operations and cash flows for the years then ended, in conformity with GAAP applied on a consistent basis.

               (b) Premier has delivered to EyeSys an unaudited consolidated balance sheet as of December 31, 1996 and the related unaudited statements of operations for the nine (9) months then ended (the "PREMIER INTERIM FINANCIALS"). Premier's Interim Financials present fairly its financial condition as of December 31, 1996 and the results of its operations and cash flows for the nine (9) months then ended, in conformity with GAAP applied on a basis consistent with the Premier Audited Financials (except for the absence of notes thereto and subject to normal year-end audit adjustments which are not material). The Audited Financials and the Interim Financials are hereinafter collectively referred to as the "PREMIER FINANCIALS."

          4.5 MATERIAL CHANGES. Since December 31, 1996, there has not been any material change in Premier's assets, liabilities, financial condition or operating results from that reflected in the Premier Financials or the Registration Statement, except changes in the ordinary course of business that have not been, in the aggregate, material.

          4.6 ABSENCE OF LITIGATION. Neither Premier nor, to the best of its knowledge, any of its officers or directors is engaged in, or has been threatened with, any litigation, arbitration, investigation or other proceeding relating to it, its employee benefit plans, property, business, assets, licenses, permits or goodwill, or against or affecting the Merger or the actions taken or contemplated in connection therewith, nor, to the best of its knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding or investigation pending or threatened against Premier that questions the validity of this Agreement or the right of Premier or PAI to enter into this Agreement or to consummate the transactions contemplated hereby or thereby or which might result in any Material Adverse Effect. The foregoing includes, without limitation, actions pending or threatened (or any reasonable basis therefor known to Premier) involving the prior employment of any of its employees, their use in connection with its business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. There is no action, suit, proceeding or investigation by Premier currently pending or which it intends to initiate. Neither Premier nor, to the best of its knowledge, any of its officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a Material Adverse Effect.

          4.7 NO BROKERS. Except with respect to the fees payable to Cowen pursuant to Section 5.21, Premier is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

          4.8 INSURANCE. Premier maintains policies of insurance covering its assets, properties and business in types and amounts customary for similarly sized companies engaged in similar businesses. Premier is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated. Premier has fully paid all premiums and other payments which may be due to its insurers. The Premier Letter contains a complete and accurate list of all insurance policies, bonds and surety instruments. There is no threat by any of the insurers to terminate or materially increase the premiums payable under any of such insurance policies due to the activities or loss experience of Premier.

          4.9  CAPITALIZATION.

               (a) Premier's capitalization (common stock, preferred stock, warrants and options and any other issued or granted security) is as set forth in the Premier Letter. Premier does not have in effect any stock appreciation rights plan and no stock appreciation rights are currently outstanding.

               (b) Other than as set forth in the Premier Letter, Premier does not have outstanding any preemptive or subscription rights, options, warrants, rights to convert, capital stock equivalents or other rights to purchase or otherwise acquire any of Premier's capital stock or other securities.

               (c) All of the issued and outstanding shares of Premier's capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock has been issued in full compliance with all applicable federal and state securities laws. All of Premier's incentive stock options have been issued in compliance with all laws, rules and regulations necessary to preserve such incentive stock option treatment. All of Premier's options have been issued in accordance with Premier's current stock option plans. None of Premier's options are entitled to be accelerated as a result of the Merger.

               (d) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, or other restriction on transfer applicable to any shares of Premier capital stock.

               (e) Except as described in the Premier Letter, Premier is not and will not be under any obligation to register under the Securities Act any shares of its capital stock or any other of its securities that might be issued in the future if the Merger were not consummated.

               (f) Premier is not a party or subject to any agreement or understanding, and, to Premier's knowledge, there is no agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any security.

          4.10 COMPLIANCE WITH LAWS. The business and operations of Premier and PAI are in compliance with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, except where the failure so to comply would not have a Material Adverse Effect. Each of Premier and Premier PAI has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect) and each of Premier and PAI has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, except where the failure to maintain such permits and other instruments or to make such filings and registrations would not have a Material Adverse Effect. Neither Premier nor PAI has received any governmental notice within two years of the date hereof of any violation by it of any such laws, rules, regulation or orders. Neither Premier nor PAI is in material default or material noncompliance under any such permits, consents, or similar instruments.

          4.11 THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. The Registration Statement pursuant to which the Premier Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Premier and PAI for inclusion in the Proxy Statement/Prospectus to be sent to the holders of Interests in EyeSys will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to holders of Interests in EyeSys, at the time of the EyeSys Stockholder Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statement made therein not false or misleading. If at any time prior to the Effective Time any event relating to Premier or PAI or any of their respective affiliates, officers or directors should be discovered by Premier or PAI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Premier and PAI shall promptly inform EyeSys. The Proxy Statement/Prospectus, including all financial statements of Premier and PAI required to be included therein, shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Premier and PAI make no representation or warranty with respect to any information supplied by EyeSys which is contained in any of the foregoing documents.

          4.12 TAXES.

               (a) Prior to the Merger, Premier will be in control of PAI within the meaning of Section 368(c) of the Code. Premier shall not cause or permit PAI to issue additional shares of its stock that would result in Premier losing control of PAI within the meaning of Section 368(c) of the Code. No stock of PAI will be issued in the Merger.

               (b) During its corporate existence, PAI has owned no assets, and prior to the Merger shall not own any assets other than the Merger Shares of Premier to be distributed in the Merger.

               (c) As of the date hereof and as of the Effective Time, Premier has no plan or intention to reacquire any of its stock issued in the Merger, other than the possible acquisition of the Escrow Shares pursuant to
Article 7 hereof.

               (d) Premier shall not: liquidate PAI; merge PAI with or into another corporation; sell or otherwise dispose of the stock of PAI in any transaction other than this Merger, nor cause PAI to sell or otherwise dispose of any of the assets of EyeSys acquired in the Merger, except for dispositions made in the ordinary course of business transfers described in
Section 368(a) of the Code, or other liquidations, dispositions or transfers which may be made without disqualifying the Merger as a tax-free reorganization under the Code. Following the Merger, Premier will cause EyeSys to continue the historic business of EyeSys or to use a significant portion of EyeSys' business assets in a business.

               (e) There is no intercorporate indebtedness existing between EyeSys and Premier nor between EyeSys and PAI that was issued, acquired, or will be settled at a discount. Premier is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          4.13 SHARES FULLY PAID AND NON-ASSESSABLE. The shares of Premier Common Stock issuable to holders of Interests in EyeSys pursuant to Section 2.2, when issued as contemplated by this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights of any security holder of Premier.

          4.14 SEC DOCUMENTS. Premier has furnished, or within 10 days of the date hereof shall furnish, EyeSys with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Premier with the SEC since November 1, 1994 (the "SEC DOCUMENTS"), which are all the documents that Premier was required to file with the SEC under the Exchange Act since that date. The SEC Documents as of their respective dates complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, applicable to such SEC Documents, and none of the SEC Documents as of the date thereof contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Except to the extent that the information contained in Premier's Annual Report on Form 10-K for its fiscal year ended March 31, 1996 ("FORM 10-K") has been revised or superseded by a later-filed SEC Document, or except as set forth in the Registration Statement or the Premier Letter, the Form 10-K does not currently contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Premier included in the SEC Documents as of their respective dates complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and subject to normally recurring audit adjustments.

                                 ARTICLE 5

                     COVENANTS OF PREMIER, PAI AND EYESYS

          Each of Premier, PAI and EyeSys, as the case may be, covenants to the other, except as expressly provided otherwise herein, as follows:

          5.1  MAINTENANCE OF BUSINESS.

               (a) During the period from the date hereof to the Effective Time, it shall carry on and preserve its business, goodwill and its relationships with distributors, customers, suppliers, officers, employees, agents and others in substantially the same manner as it did prior to the date of this Agreement. It will use its reasonable efforts to keep and maintain the existing favorable business relationship with each of such distributors, customers, suppliers, officers, employees and agents. If it becomes aware of a deterioration in a relationship with any distributor, customer, supplier, officer, employee or agent which is material to its business or prospects, it will promptly bring such information to the attention of the other and will use its best efforts to restore such relationship or establish a reasonable replacement relationship, as may be appropriate. EyeSys recognizes that Premier and PAI intend to continue certain of EyeSys' existing businesses after the Effective Date and that Premier and PAI intend to continue EyeSys' current relationships with its customers and other parties.

               (b) EyeSys agrees to consult with Premier concerning any material operating decisions (including, without limitation, proposed employee hiring layoff and termination decisions). Notwithstanding the foregoing, EyeSys expressly acknowledges that EyeSys alone shall make such operating decisions and shall be solely responsible for their implementation, consequences and liabilities, if any.

          5.2 ABSENCE OF CERTAIN CHANGES. Prior to the Closing, except as expressly permitted or contemplated hereby, or except as set forth in the EyeSys Letter or the Premier Letter, as the case may be, neither party shall, without the prior written consent of the other party:

               (a) incur any additional indebtedness for money borrowed or guarantee any indebtedness or obligation of any other party; set aside or pay any dividend or distribution of assets to, or repurchase any of its stock from any of its shareholders; issue or grant any securities or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock;

               (b) enter into, amend or terminate any employment or consulting agreement or any similar agreement or arrangement; increase the compensation payable or to become payable to any of its officers, employees or agents above the amount payable as of December 31, 1996, or adopt or amend any employee benefit plan or arrangement;

               (c) acquire or dispose of any properties or assets used in its business except in the ordinary course of business; permit any change in the nature of business or the manner in which its books and records are maintained;

               (d) waive any statute of limitations so as to extend any tax or other liability; create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets; or enter into, amend or terminate any lease of real or personal property otherwise than in the ordinary course of business;

               (e) except as contemplated by Section 2.1, amend its Certificate of Incorporation or Bylaws; engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof; make any amendments or changes in any instruments, agreements, other documents or written information delivered by it or its representatives to the other or its representatives; or accelerate the vesting of any employee stock benefit (including vesting under stock purchase agreements or the exercisability of stock options).

          5.3 ACTIONS CONTRARY TO STATED INTENT. Each party will use its best efforts to cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code and accordingly will not, either before or after consummation of the Merger, take any action or fail to take any action that would prevent the Merger from so qualifying as a tax-free reorganization under Section 368(a) of the Code, or that would be inconsistent with such qualification.

          5.4 ACCESS TO INFORMATION. Each party will give to the other party and their respective accountants, legal counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to its business, assets and liabilities, and each party will furnish to the other party, their respective accountants, legal counsel and other representatives during such period all such information concerning its affairs as the other may reasonably request but subject to Section 9.10 below; provided, that any furnishing of such information pursuant hereto or any investigation by each party hereto shall not affect such party's right to rely on the representations, warranties, agreements and covenants made by the other party in this Agreement.

          5.5 OTHER DISCUSSIONS. From the date hereof until the Closing or the termination of this Agreement in accordance with Article 8 hereof, whichever occurs first, neither EyeSys nor any officer, director, shareholder, agent or representative of EyeSys will discuss or negotiate, or authorize any person or entity to discuss or negotiate on its or their behalf, with any other party, concerning the possible disposition of EyeSys' business, assets or capital stock, except that such persons may discuss and negotiate back-up offers to sell or otherwise dispose of EyeSys' business, assets or capital stock in case the Merger is not consummated pursuant to this Agreement, provided that EyeSys must inform any potential purchaser or acquirer that EyeSys has entered into this definitive Agreement with Premier.

          5.6 EYESYS LOCK-UP AGREEMENTS. EyeSys shall use its reasonable best efforts to cause the EyeSys Shareholders to execute and deliver to Premier the EyeSys Lock-Up Agreements.

          5.7 REASONABLE BEST EFFORTS. Each party will use its reasonable best efforts to cause all conditions to the Closing to be satisfied, including obtaining any of its consents necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

          5.8 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. As promptly as practicable, Premier, PAI and EyeSys shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and the Registration Statement of Premier with respect to the Premier Common Stock to be issued in connection with the Merger and shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable, and to mail the Proxy Statement/Prospectus to EyeSys shareholders, as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of Premier and EyeSys in favor of the Merger; provided, that the Boards of Directors of Premier or EyeSys may, at any time prior to the Effective Time, withdraw, modify or change such recommendation if, in the opinion of either such Board of Directors, the Board determines in good faith that there is a reasonable possibility that the failure to withdraw, modify or change such recommendation could be a breach of its fiduciary duties under applicable law. EyeSys shall call and hold a shareholder meeting as promptly as practicable after the date on which the Registration Statement becomes effective and in accordance with applicable laws for the purpose of obtaining the approvals required herein.

          5.9 EYESYS PAYABLES. EyeSys shall pay its accounts payable, including (without limitation) its payroll, amounts due under equipment and facilities leases, loan agreements and similar leases and agreements, sales and payroll taxes and trade payables, and all other taxes, in a timely manner.

          5.10 TAX FORMS. EyeSys shall not make or change any material Tax election, adopt or change any material Return or any amendment to a material Return, enter into any closing agreement, settle any Tax claim or assessment, file any state or federal income tax return, or consent to any extension or waiver of limitation period applicable to any Tax claim or assessment, without the prior consent of Premier, which consent will not be unreasonably withheld.

          5.11 NOTIFICATION OF CERTAIN MATTERS. EyeSys shall give prompt notice to Premier, and Premier and PAI shall give prompt notice to EyeSys, of
(a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the notifying party contained in this Agreement to become materially untrue or inaccurate, or (b) any failure of the notifying party to materially comply with or to satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          5.12 MERGER EXPENSES. EyeSys will use its best efforts to limit all of its non merger-related fees and expenses to be incurred by it prior to or on the Closing.


          5.13 ASSUMPTION OF BANK LOAN AGREEMENT. EyeSys and the Silicon Valley Bank ("BANK") have entered into that certain Bank Loan Agreement, dated as of March 11, 1995, as amended, pursuant to which the Bank agreed to loan EyeSys up to $2,100,000 (the "LOAN AGREEMENT"). Up to $650,000 of such loan has been guaranteed by each of Frontenac VI Limited Partnership and American Healthcare Fund II, L.P., shareholders of EyeSys (the

"SHAREHOLDER GUARANTEES"). EyeSys shall use its reasonable best efforts to obtain the agreement of the Bank, or another lender acceptable to Premier, to agree to advance at least $2,100,000 for at least one year after Closing at advance rates no greater than those specified in the Loan Agreement, with such adjustments to the loan covenants as reflect the merged companies and are acceptable to Premier. Premier agrees to provide to Bank the corporate guaranty of Premier with respect to $300,000 principal amount of indebtedness of EyeSys to Bank; provided, however, that (i) Bank's recourse under such guaranty shall be limited to Premier's accounts receivable, inventory and fixed assets; (ii) Premier's obligation to provide such guaranty is subject to the condition that Frontenac Company and/or other shareholders reasonably acceptable to Premier shall have agreed that in the event the Merger is terminated for any reason, Frontenac and such other shareholders shall provide a guaranty to Bank in substitution for the guaranty provided by Premier; and (iii) Bank shall have agreed to accept such substitute guaranty in lieu of the Premier guaranty.

          5.14 PREMIER COVENANT REGARDING SEC FILINGS. For the benefit of affiliates of EyeSys, Premier agrees to make all filings it is required to make pursuant to the Exchange Act through 1998 on a timely basis; provided, however, that Premier shall be entitled to cure any late filings in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

          5.15 PREMIER BOARD SEAT. Commencing with the next annual meeting of Premier shareholders at which directors are to be elected after the Closing (or at such earlier time as there may be a vacancy on Premier Board of Directors), Premier shall nominate for election to its Board of Directors a person who is designated from time to time by Frontenac Co., and who is reasonably acceptable to Premier. The foregoing obligation shall terminate on the earlier of: (i) three (3) years from the Closing Date of the Merger; or (ii) at such time as the persons receiving Premier Common Stock in the Merger hold in the aggregate less than five percent (5%) of the outstanding Premier voting stock.

          5.16 FUNDING FOR EYESYS. From the date hereof until the earlier of the Closing or the termination of the Merger in accordance with Article 8 below, Premier will loan to EyeSys, pursuant to a Demand Promissory Note bearing interest at the rate of 10.5% per annum (or, if less, the maximum rate permitted by law) and secured by substantially all of the assets of EyeSys, the Reasonable Cash Requirements of EyeSys; provided that Premier's obligation to provide such loan shall be subject to the conditions that: (i) all necessary approvals of shareholders of EyeSys with respect to the Merger and the transactions contemplated hereby shall have been obtained and shall be irrevocable (provided that for this purpose, the delivery of irrevocable written consents to the Merger by those EyeSys shareholders holding sufficient votes to approve the Merger under its charter documents and applicable law shall be deemed to satisfy this condition); (ii) EyeSys shall not be in breach of any material representation, warranty or covenant set forth in this Agreement; (iii) no regulatory approvals or licenses shall be required as a condition to the Closing (other than approval of the Securities and Exchange Commission of the Registration Statement); (iv) the condition set forth in Section 6.17 concerning the Bank's credit facilities shall have been met, and (v) the employees of EyeSys identified on Schedule 5.16 shall have agreed to be employed by Premier after the Closing. For purposes hereof, the term "REASONABLE CASH REQUIREMENTS" shall mean the monthly cash requirements of EyeSys following the execution of this Agreement as set forth in that certain operating plan of EyeSys attached hereto as Exhibit G (the "OPERATING PLAN"), but in no event shall exceed $100,000 per month.

          5.17 NONINCLUDED COSTS. EyeSys shall make arrangements for the payment of the Nonincluded Costs either out of the Merger Shares or from the proceeds received by EyeSys after the date hereof from the exercise of any option or warrant, but in no event from the funds or other assets of EyeSys.

          5.18 OPTIONS AND WARRANTS. Prior to the Closing, EyeSys shall make arrangements for the exercise, termination or exchange of the EyeSys Options and EyeSys Warrants, as set forth herein. Any cash proceeds received as a result of such exercise may be applied by EyeSys to the payment of the Nonincluded Costs.

          5.19 MARCH 31, 1997 FINANCIAL STATEMENTS. Prior to the Closing, EyeSys shall prepare and forward to Premier unaudited financial statements for the three-month period ended March 31, 1997, which statements shall be prepared in accordance with GAAP, and shall be subject to normal audit adjustments, but shall reflect accounting policies and conventions with respect to reserves, write-offs and other similar matters approved by Premier. Prior to the Closing, Premier shall prepare and forward to EyeSys unaudited financial statements for the year ended March 31, 1997, which shall be prepared in accordance with GAAP but shall be subject to normal audit adjustments, and shall further deliver, upon completion, copies of its audited financial statements for such fiscal year (provided that EyeSys shall maintain such financial statements as confidential until such time as a press release or other public announcement concerning Premier's results of operations for such fiscal year has been published).

          5.20 "STAY BONUSES," RSS PAYABLE. Prior to the Closing, EyeSys shall make arrangements for the termination and/or satisfaction of all bonuses or other consideration payable to EyeSys employees, consultants or advisers in order to induce them to remain in the employ of, or to continue to render services to, EyeSys (the "Stay Bonuses"). Prior the Closing, EyeSys shall also make arrangements for the compromise and payment of all amounts due by EyeSys to RSS, LLC. Any amounts payable in connection with the foregoing arrangements shall be paid from the Merger Shares or the proceeds thereof.

          5.21 TRANSACTIONAL COSTS. EyeSys shall deliver to Premier at least two business days prior to the Closing a list of the transactional fees claimed by the parties listed on Schedule 5.21 in connection with the Merger.
 At the Effective Time, Premier shall pay the lesser of: (i) the Transactional Costs of such parties, or (ii) the amount of $100,000, to be applied to the Transactional Costs other than the fees payable to Cowen. In addition, Premier shall pay a cash payment to Cowen of the lesser of
(i) $75,000 or (ii) one-fourth of the investment banking fee of Cowen (the "COWEN FEES"), and shall issue the Cowen Shares to Cowen, all of which shall be in payment of one-half of the investment fee due Cowen. EyeSys shall be responsible for paying the remaining portion of such transactional costs and
remaining portion of the Cowen Fee, pursuant to Section 5.17 hereof.   At the
Effective Time, Premier also shall repay on behalf of EyeSys the amount of $72,500 in full satisfaction of the Frontenac Payable.

          5.22 REIMBURSEMENT OF AMOUNTS PAID TO DISSENTING SHAREHOLDERS. The Principal Shareholder agrees that if the total amount payable to Dissenting Shareholders under the Delaware General Corporation Law ("APPRAISAL RIGHTS"), as a result of the exercise of their Appraisal Rights, exceeds $250,000, the Principal Shareholder shall sell Premier Common Stock received by it in the Merger, in a manner reasonably acceptable to Premier, until the net proceeds from such sale(s) equals the total amount payable to such Dissenting Shareholders, and shall remit such net proceeds to Premier to reimburse it for the amounts so paid to Dissenting Shareholders. The Principal Shareholder shall be released from its Lock Up Agreements to the extent necessary to sell Premier Common Stock under this Section 5.22. The maximum number of shares that the Principal Shareholder shall sell hereunder is equal to the number of Escrowed Dissenting Shares.


                                       ARTICLE 6

                  CONDITIONS TO OBLIGATIONS OF PREMIER, PAI AND EYESYS

          The obligations of Premier, PAI and EyeSys to consummate the transactions contemplated hereby are, at the election of each such party, subject to satisfaction of the following conditions by the other party, to the extent applicable to the other party, or waiver thereof:

          6.1 CONSENTS AND APPROVALS. The parties hereto shall have obtained all consents and approvals of stockholders and third parties (including governmental authorities) required to consummate the transactions contemplated by this Agreement and the Certificate of Merger, or as required by applicable law.

          6.2 REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties (including those contained in the Premier and EyeSys Letters) made herein by the other party and those contained in any documents executed by stockholders of the other party shall be true, accurate and correct in all material respects as of the date made and as if made as of the Closing. The other party shall have performed in all material respects all obligations and agreements undertaken by it herein to be performed at or prior to the Closing.

          6.3 CERTIFICATE. The parties shall have received at the Closing a certificate, dated as of the Closing and executed by the other's President
and Secretary, to the effect that the conditions set forth in   Sections 6.1
and 6.2 shall have been satisfied or waived by the other party.

          6.4 OPINIONS OF COUNSEL. Premier and PAI shall have received at the Closing the opinion of Epstein Becker & Green, P.C., counsel to EyeSys, in form and substance satisfactory to Premier and PAI and their counsel. EyeSys shall have received at the Closing the opinion of Rutan & Tucker, LLP, counsel to Premier and PAI, in form and substance satisfactory to EyeSys and its counsel.

          6.5 NO ACTIONS. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having jurisdiction, and no litigation, arbitration, action or other proceeding shall have been commenced or overtly threatened against either party hereto as a result of or relating to the transactions contemplated hereby.

          6.6 PROCEEDING AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to its counsel, and it shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

          6.7 ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all material instruments, agreements, other documents and written information delivered to the other by it or its representatives, including, without limitation, the EyeSys Letter and the Premier Letter, shall be complete and correct as of the Closing.

          6.8 LOCK-UP AGREEMENTS. Premier and PAI shall have received an EyeSys Shareholder Lock-Up Agreement executed by each EyeSys Shareholder.

          6.9 CONTRACTS. Premier shall be satisfied that EyeSys shall have amended or obtained waivers in respect of any and all rights pursuant to contract that will be necessary in order to consummate the Merger and to enable EyeSys to conduct its business and operations after the Effective Time of the Merger substantially as EyeSys did immediately preceding the Effective Time of the Merger.

          6.10 SECURITIES APPROVAL. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

          6.11 DELAWARE FILINGS. Premier and EyeSys shall be satisfied that as of the Effective Time, the First Amendment to the Restated Certificates of Incorporation of EyeSys, and the Certificate of Merger shall have been filed in the office of the Secretary of State of the State of Delaware.

          6.12 TERMINATION OF EYESYS STOCK OPTION PLAN. The EyeSys Board of Directors shall have voted to terminate the EyeSys' Stock Option Plan as of the Effective Time.

          6.13 INTENTIONALLY OMITTED.

          6.14 OPTIONS, WARRANTS AND EYESYS NOTES. Those persons identified on Exhibit 2.1 as converting their EyeSys Notes or waiving Contingency Payments thereon shall have converted such EyeSys Notes, or waived their Contingency Payments, to the extent shown in such schedule. All outstanding rights, options, warrants and convertible securities of EyeSys described in the EyeSys Letter shall have been terminated, canceled, replaced or otherwise eliminated, to the satisfaction of Premier, consistent with the other provisions of this Agreement. All existing registration rights of holders of Interests in EyeSys shall have been terminated and

Premier shall have received a certificate to such effect, signed on behalf of EyeSys by the President and Secretary of EyeSys.

          6.15 FOREIGN STATUS REPRESENTATION LETTER. EyeSys shall furnish Premier with an affidavit stating under penalty of perjury that EyeSys is not a foreign corporation, foreign partnership, foreign trust or foreign establishment (as each term is defined in the Code) and will provide in such affidavit its taxpayer identification number and shall have executed a representation letter substantially in the form provided by Premier to EyeSys and its counsel before Closing.

          6.16 ESCROW AGREEMENT. The Escrow Agreement shall be executed by all of the appropriate parties.

          6.17 BANK LOAN AGREEMENT. Bank, or another lender acceptable to Premier, shall have consented to the Merger and shall have agreed to continue to loan at least $2,100,000 for at least one year after Closing at the advance rates currently available to EyeSys, as specified in the Loan Agreement, with such adjustments to the loan covenants and other terms as reflect the merged companies and are acceptable to Premier, and shall further have agreed to release the Shareholder Guarantees at the Closing.

          6.18 NO EYESYS MATERIAL ADVERSE EFFECT. Premier shall not have become aware of any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of EyeSys.

          6.19 NO PREMIER MATERIAL ADVERSE EFFECT. EyeSys shall not have become aware of any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Premier.

          6.20 APPRAISAL RIGHTS. At the Closing, EyeSys shareholders holding in the aggregate less than 10% of the EyeSys Common Stock, shall have perfected their Appraisal Rights, and none of the holders of EyeSys Preferred Stock shall have perfected their Appraisal Rights.

          6.21 DILIGENCE REVIEW. Premier shall have completed, to its reasonable satisfaction, a "due diligence review" of: (i) the patent and proprietary rights, including potential infringement of patents, relating to the products sold or proposed to be sold and technology owned by EyeSys; and
(ii) the relationships between EyeSys and its distributors and vendors. Such due diligence review shall be deemed satisfactorily completed unless Premier notifies EyeSys: (x) within 21 days of the date hereof that it is dissatisfied with the relationships between EyeSys and its distributors and/or vendors; (y) prior to the Closing Date, that it is dissatisfied with issues pertaining to the validity of EyeSys' patents or to the possible infringement of the patent rights of others by products sold by EyeSys; and
(z) within 10 days of the date hereof that it is dissatisfied with EyeSys' title to the proprietary rights to the technology used in EyeSys' products.

          6.22 AMOUNT OF SHARES ISSUABLE. The number of shares of Premier Common Stock issuable hereunder shall not exceed the maximum amount that is issuable without the approval of the Merger by the shareholders of Premier (the "MAXIMUM AMOUNT") as required under the California Corporations Code.
To the extent the number of shares of Premier Common Stock issuable hereunder exceeds such Maximum Amount, Premier shall deliver, in lieu of such excess, Premier Class AA Options, Premier Class BB Options, cash or promissory notes (having a maturity of not more than three years and bearing interest at the rate of 10.5% per annum), selected by Premier, having a value equivalent to the value of such excess.

          6.23 ESTOPPEL CERTIFICATE. Premier shall have received from General Electric Company and Colloptics Inc. an Estoppel Certificate, in form and substance acceptable to Premier, confirming that the License Agreement among them and EyeSys dated September 23, 1994 is in full force and effect.

          6.24 COMPLIANCE WITH RULE 145. All persons who are "affiliates" of EyeSys at the Closing Date shall have executed and delivered to Premier an agreement in form and substance satisfactory to Premier providing that such persons will not sell or otherwise dispose of any securities of Premier received pursuant to the Merger except in compliance with Rule 145 promulgated under the Securities Act of 1933, as amended.

          6.25 EYESYS FINANCIAL INFORMATION. EyeSys shall have delivered to Premier its audited financial statements for the year ended December 31, 1996, and such additional financial information concerning EyeSys as is necessary to permit Premier to comply with its reporting requirements under the Securities Exchange Act of 1934, as amended.

          6.26 EYESYS PERSONNEL. No more than three of the EyeSys personnel identified on Schedule 5.16 shall have failed to agree to be employed by Premier after the closing, and no more than two of Joe Wakil, Ken Carbonari, David Liu, Michel Olsas, David Headlee and Eric Serfoss shall have failed to so agree.


                                          ARTICLE 7

                                          INDEMNITY

          7.1 INDEMNIFICATION. EyeSys agrees to indemnify, defend and hold harmless Premier and PAI from and against and shall reimburse Premier and PAI against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "LOSSES") that Premier or PAI shall incur or suffer and which arise from or are attributable to by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of EyeSys' representations, warranties, agreements or covenants contained in this Agreement (including any exhibit, letter, schedule or certificate referred to herein) or in the Escrow Agreement. Notwithstanding the foregoing, in the absence of fraud, EyeSys shall have no obligations under this Section 7.1 with respect to Losses that would otherwise be deemed to have incurred: (a) due to a breach of a representation or warranty by EyeSys with respect to its inventory, or (b) as a result of the condition of its fixed assets, so long as the representations and warranties set forth in the first two sentences of Section 3.8(a) hereof are true and correct.

          7.2 ESCROW AGREEMENT. The indemnity obligations of EyeSys hereunder shall be met pursuant to the terms and conditions of the Escrow Agreement. The indemnification made pursuant to Section 7.1 and the representations, warranties, covenants and other agreements set forth in this Agreement and in the Escrow Agreement, shall survive Closing for a period of twelve (12) months after the Effective Time, except that indemnity for Losses for which claim has been made pursuant to the terms of the Escrow Agreement against the Escrow Shares within such twelve (12)-month period shall survive until resolved pursuant to the terms of the Escrow Agreement. As set forth herein, the indemnity obligations of EyeSys under this Article 7 (together with all of EyeSys' representations, warranties, covenants and other agreements) set forth herein shall survive the Closing and, absent fraud, shall be satisfied solely and exclusively by recourse against the Escrow Shares in accordance with the Escrow Agreement and this Agreement.

          7.3 NO WAIVER. No investigation made by or on behalf of Premier or PAI with respect to EyeSys shall be deemed to affect Premier's or PAI's reliance on the representations, warranties, covenants and agreements made by EyeSys contained in this Agreement and shall not be a waiver of Premier's or PAI's rights to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of EyeSys' representations, warranties, covenants or agreements under this Agreement or the Escrow Agreement.

          7.4 INDEMNIFICATION OF EYESYS AGENTS. Premier agrees that until six (6) years from the Effective Time, Premier shall maintain all rights to indemnification existing in favor of the present and former directors, officers, employees, fiduciaries and agents of EyeSys under the terms of its charter and bylaws in effect immediately prior to the Effective Time, and that the charter and bylaws of EyeSys as the surviving corporation, or any successor in interest of EyeSys, shall not be amended to reduce or limit the rights of indemnity afforded to such persons.

          7.5 INDEMNIFICATION REGARDING SECURITIES ACT ISSUES. In connection with the registration by Premier of any of its securities under the Securities Act pursuant to this Agreement, EyeSys shall indemnify and hold harmless Premier, each underwriter (as defined in the Securities Act) and each controlling person of any holder or underwriter, if any (within the meaning of the Securities Act), against any losses, claims, damages of liabilities, joint or several (or actions in respect thereof), to which Premier, such underwriter or controlling person may be subject under the Securities Act, under any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary proxy statement/prospectus or final proxy statement/prospectus contained therein, or any amendment to supplement thereto, or any other document, or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by EyeSys of the Securities Act or any Blue Sky law, or any rule or regulation promulgated under the Securities Act or any Blue Sky law, or any other law, applicable to Premier in connection with any such registration, qualification or compliance, and shall reimburse each such holder, underwriter or controlling person for any legal or other expenses reasonably incurred by such holder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that EyeSys shall not be liable to Premier, any underwriter or any controlling person in any such case unless and to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made in such registration statement, preliminary prospectus, summary prospectus, prospectus, or amendment or supplement thereto, or any other document, in reliance upon and in conformity with written information furnished to Premier by EyeSys specifically for use therein. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of Premier or such underwriter or controlling person.


                                       ARTICLE 8

                                      TERMINATION

          8.1 TERMINATION BY MUTUAL CONSENT. At any time prior to the Closing, this Agreement and the Agreement of Merger may be terminated by written consent of Premier, PAI and EyeSys, notwithstanding approval of the Merger by the stockholders of PAI or EyeSys.

          8.2  TERMINATION BY PREMIER OR PAI OR EYESYS.

               (a) Premier or PAI may terminate this Agreement at any time prior to the Closing by delivery of written notice to EyeSys if: (1) EyeSys has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten
(10) days of receiving written notice thereof, (2) any representation or warranty made by EyeSys is false or inaccurate in any material respect or there is any material misrepresentation or omission by EyeSys; (3) upon the occurrence of a Material Adverse Effect with respect to EyeSys; (4) the rate of sales received by EyeSys, measured on a monthly basis, shall have declined by more than 10% (calculated separately for international sales and domestic sales) as compared to the average monthly sales rate over the corresponding period as set forth in the Operating Plan; (5) any of the EyeSys foreign distributors who have been responsible on an annual basis for more than ten percent (10%) of EyeSys' foreign sales, or any EyeSys domestic independent manufacturing representative who has been responsible on an annual basis for more than ten percent (10%) of EyeSys' domestic sales, shall have terminated his, her or its relationship with EyeSys; or (6) the Closing has not occurred by July 15, 1997.

               (b) EyeSys may terminate this Agreement at any time prior to the Closing by delivery of written notice to Premier and PAI if: (1) Premier or PAI has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten (10) days of receiving written notice thereof, (2) any representation or warranty made by Premier or PAI is false or inaccurate in any material respect or there is any material misrepresentation or omission by either Premier or PAI; (3) upon the occurrence of a Material Adverse Effect with respect to Premier; or (4) the Closing has not occurred by July 15, 1997.

          8.3 EFFECT OF TERMINATION. In the event of termination as provided above, all parties hereto shall bear their own costs associated with this Agreement and all transactions mentioned herein and there shall be no obligation on the part of either party's officers, directors or stockholders; provided, that (a) Sections 9.5, 9.9, 9.10 and 9.11 shall survive such termination and continue in full force and effect, and (b) nothing herein will relieve any party from liability for any breach of this Agreement which occurred prior to such termination.


                                          ARTICLE 9

                                         MISCELLANEOUS

          9.1 NOTICES. Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by certified or registered mail, postage prepaid as follows:

               (a)      If to Premier or PAI:

                        Premier Laser Systems, Inc.
                        3 Morgan
                        Irvine, CA 92718
                        Attention:  Chief Executive Officer
                        Facsimile:  (714) 951-7218

                        With a copy to:

                        Rutan & Tucker
                        611 Anton Boulevard, Suite 1400
                        Costa Mesa, California 92626
                        Attention:  Thomas G. Brockington, Esq.
                        Facsimile:  (714) 546-9035

               (b)      If to EyeSys:

                        EyeSys Technologies, Inc.
                        2776 Bingle Road
                        Houston, TX 77055
                        Attention:  President and Chief Executive Officer
                        Facsimile:  (713) 465-2418

                        With a copy to:

                        Epstein Becker & Green, P.C.
                        250 Park Avenue
                        New York, NY 10177
                        Attention:  Lowell S. Lifschultz, Esq.
                        Facsimile:  (212) 661-0989

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

          9.2 ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. Except as set forth in Section 9.10 herein, this Agreement constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto, including, without limitation, the Letter of Intent dated March 3, 1997, by and between Premier and EyeSys. No variation or modification of this Agreement and no waiver of any provision or condition hereof or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. After the Effective Time, the rights and remedies available to Premier and PAI pursuant to this Agreement and all exhibits hereunder shall be as set forth in
Article 7.

          9.3 CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          9.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof but all of which together shall constitute one agreement.

          9.5 PUBLICITY. Except for disclosure (if any) required by any law to which any party is subject, the timing and content of any announcements, press releases and public statements concerning the acquisition contemplated hereby shall be by mutual agreement of Premier and EyeSys.

          9.6 SUCCESSORS AND ASSIGNS. No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

          9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts between California residents made and to be performed entirely within the State of California; provided that matters affecting the validity of the corporate action taken by the parties relating to the Merger shall be governed by the applicable General Corporation Laws of the States of Delaware and California.

          9.8 FURTHER ASSURANCES. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effect the Merger.

          9.9 EACH PARTY TO BEAR OWN COSTS. Subject to Section 5.21, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and the Agreement of Merger and in closing and carrying out the transactions contemplated by this Agreement and the Agreement of Merger; provided, however, that any costs related to the Merger, other than the Transactional Costs to be paid by Premier pursuant to Section 5.21, shall be paid by EyeSys shareholders. Each of the parties and its respective advisors shall use its best efforts to minimize all Merger-related fees and expenses.

          9.10 CONFIDENTIALITY AND NONDISCLOSURE AGREEMENTS. Except as required by law, statute, rule or regulation, all confidential information which shall have been finished or disclosed by one party to the other pursuant to this Agreement shall be held in confidence pursuant hereto or pursuant to the confidential information non-disclosure agreements entered into by such parties, and shall not be disclosed to any person other than those with a need to have access to such information, including their respective employees, directors, legal counsel, accountants or financial advisors.

          9.11 ATTORNEYS' FEES. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorneys, fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

          9.12 TRANSFER OF EYESYS BOOKS AND ASSETS. EyeSys agrees, at any time after the Closing, upon the request of Premier or PAI to do, execute, acknowledge and deliver or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, conveying and confirming to Premier, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession of any or all of the books, records and assets of EyeSys. EyeSys and its counsel shall provide Premier and its counsel upon request all documentation covering all aspects of EyeSys' business operations.

          9.13 APPOINTMENT AND INDEMNITY OF ESCROW COMMITTEE.

               (a) By approval of this Agreement (by written consent or at a duly authorized shareholders' meeting) the EyeSys shareholders shall appoint James E. Crawford, or any successor designated by James E. Crawford or his legal representative as the EyeSys Representative pursuant to the Escrow Agreement. Mr. Crawford or his designated successor shall have all of the authority granted to the EyeSys Representative pursuant to the Escrow Agreement.

               (b) The EyeSys Representative shall not be liable to anyone whatsoever by reason of any error or judgment or of any act done or step taken or omitted by him in good faith or for any mistake of fact or law except as is provided in Section 11 of the Escrow Agreement.

          9.14 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by EyeSys in this Agreement shall survive the Effective Time for a one (1)-year period consistent with the provisions of Article 7 of this Agreement. The representations and warranties of Premier and PAI shall terminate as of the Effective Time; provided, however, the representation made by Premier and PAI in Sections 4.11 and 4.13 of this Agreement shall survive the Closing for a one (1)-year period.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                              PREMIER LASER SYSTEMS, INC.


                              By:
                                 ---------------------------------------------
                              Name:
                                   -------------------------------------------
                              Title:
                                    ------------------------------------------


                              PREMIER ACQUISITION OF DELAWARE, INC.


                              By:
                                 ---------------------------------------------
                              Name:
                                   -------------------------------------------
                              Title:
                                    ------------------------------------------

                              EYESYS TECHNOLOGIES, INC.


                              By:
                                 ---------------------------------------------
                              Name:
                                   -------------------------------------------
                              Title:
                                    ------------------------------------------

                              FRONTENAC COMPANY (signing as the "Principal
                              Shareholder" and with respect to the obligations in Section 5.22 of this Agreement only)


                              By:
                                 ---------------------------------------------
                              Name:
                                   -------------------------------------------
                              Title:
                                    ------------------------------------------

                                    EXHIBIT B

                        ESCROW AGREEMENT AND INSTRUCTIONS


          This Escrow Agreement and Instructions ("AGREEMENT") is entered into by and among Premier Laser Systems, Inc., a California corporation, EyeSys Technologies, Inc., a Delaware corporation, James E. Crawford or his duty appointed successor in interest, and _____________________.


                                    RECITALS

          A. Pursuant to the terms of the Merger Agreement, Premier and EyeSys have agreed to establish an escrow to hold twenty percent (20%) of the Merger Securities issued in respect of the EyeSys Common Stock, Preferred Stock and the EyeSys Notes (collectively, the "ESCROW SHARES") for a one
(1)-year period as the source of payment for certain indemnification obligations of EyeSys. In addition, pursuant to the terms of Section 2.3(b) of the Merger Agreement, the escrow shall hold the "Escrowed Dissenting Shares," as such term is defined in the Merger Agreement, for disposition pursuant to such Section 2.3(b). The term "Escrow Shares," as used herein, does not include the "Escrowed Dissenting Shares."

          B. ______________ has agreed to act as Escrow Holder. James E. Crawford has been appointed to serve as the EyeSys Representative pursuant to
Section 9.13 of the Merger Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

          1. DEFINITIONS. Unless the context requires to the contrary or terms are otherwise defined herein, terms used in this Agreement, but not defined herein shall have the meaning given in the Merger Agreement. The following terms shall have the meanings specified below:

          "AGREEMENT" shall mean this Escrow Agreement and Instructions.

          "DISTRIBUTION DATE" shall mean the date which is five (5) business days after Escrow Holder has received written authorization from both Premier and the EyeSys Representative to distribute Escrow Shares, or Escrow Holder is otherwise authorized to make a distribution of Escrow Shares pursuant to the terms of this Agreement.

          "ESCROW HOLDER" shall mean ______________.

          "ESCROW PERIOD" shall have the meaning set forth in Section 4 of this Agreement.

          "ESCROW SHARES" shall have the meaning given in Recital A of this Agreement, and shall also include any stock resulting from stock recapitalizations, any stock dividends paid on such shares during the period of time they are held in escrow, and any cash or other property received by EyeSys prior to the Distribution Date from account debtors on account of receivables, invoices or other payables with respect to which an indemnification claim has been made under Sections 7.1 and 3.25 of the Agreement, and for which Premier has been reimbursed as a result thereof.

          "ESCROW SHAREHOLDERS" shall mean the former holders of EyeSys Common Stock, Preferred Stock and EyeSys Notes who have Merger Shares held in escrow pursuant to the terms of the Agreement.

          "ESCROWED DISSENTING SHARES" shall have the meaning set forth in
Section 2.3(b) of the Merger Agreement.

          "EYESYS" shall mean EyeSys Technologies, Inc., a Delaware corporation.

          "EYESYS REPRESENTATIVE" shall mean James Crawford or any successor duly appointed pursuant to the terms of the Merger Agreement.

          "LOSSES" shall have the meaning given in Section 1 of this Agreement.

          "MERGER AGREEMENT" shall mean that certain Agreement and Plan of Merger, entered into by and among Premier, EyeSys and Premier Acquisition, Inc., dated as of April 24, 1997.

          "PREMIER" shall mean Premier Laser Systems, Inc., a California corporation, or any of its subsidiaries.

          "PREMIER CERTIFICATE" shall have the meaning given in Section 6 of this Agreement.

          "PREMIER NOTICE" shall have the meaning given in Section 6 of this Agreement.

          "SHARE PRICE" shall mean the Per Share Value, as defined in the Merger Agreement, and shall be calculated by using the same measuring period selected by Premier in computing the Per Share Value under the Merger Agreement, but substituting the date three (3) business days prior to the date of a distribution of Shares to Premier hereunder for the "Closing Date" in such definition (except in the case of reimbursements under Section 2.2(d)(v) of the Merger Agreement, in which case Escrow Shares shall be valued as set forth in such Section 2.2(d)(v)).

          2. INDEMNIFICATION. Pursuant to Article 7 of the Merger Agreement, EyeSys has entered into the following indemnification agreement:

     "EyeSys agrees to indemnify, defend and hold harmless Premier and PAI from and against and shall reimburse Premier and PAI against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "LOSSES") that Premier or PAI shall incur or suffer and which arise from or are attributable to by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of EyeSys' representations, warranties, agreements or covenants contained in this Agreement (including any exhibit, letter, schedule or certificate referred to herein) or in the Escrow Agreement. Notwithstanding the foregoing, in the absence of fraud, EyeSys shall have no obligations under this
     Section 7.1 with respect to Losses that would otherwise be deemed to have incurred: (a) due to a breach of a representation or warranty by EyeSys with respect to its inventory, or (b) as a result of the condition of its fixed assets, so long as the representations and warranties set forth in the first two sentences of Section 3.8(a) hereof are true and correct."

     EyeSys has also agreed in the Agreement that in the circumstances set forth in Section 2.2(c)(vi) of the Agreement, it may be required to return certain Escrow Shares to Premier. Any claim by Premier that it is entitled to the receipt of such securities under Section 2.2(c)(vi) shall be deemed a "claim for indemnification" hereunder, and the amount of Escrow Shares Premier believes it is entitled to as a result thereof shall be treated as a "LOSS" hereunder.

          3. ESCROW HOLDER. Pursuant to Section 1.3 of the Merger Agreement, as of the Effective Time, Premier shall cause the Escrow Shares to be deposited with Escrow Holder. Escrow Holder shall hold, safeguard, and distribute the Escrow Shares in accordance with the terms and instructions set forth in this Agreement.

          4. ESCROW PERIOD. The Escrow Shares shall be held in escrow by the Escrow Holder for a period of twelve (12) months after the Effective Time, except that if any notice of a claim for indemnification has been given to Escrow Holder by Premier against the Escrow Shares within such twelve
(12)-month period, such number of Escrow Shares as may be necessary to satisfy the claim for indemnification (as determined pursuant to Section 10 below) shall remain in escrow until such time as all of such indemnification claims have been resolved pursuant to Section 8 or Section 9 of this Agreement (the "ESCROW PERIOD").

          5. THE EYESYS REPRESENTATIVE. The EyeSys Representative shall act as the agent of EyeSys and the Escrow Shareholders, for the purpose of receiving all notices, giving all approvals, and doing all other things and exercising all other rights of EyeSys and the Escrow Shareholders pursuant to this Agreement. The EyeSys Representative has agreed to waive the right to any fees for performing such services. Any costs or expenses incurred by the EyeSys Representative in performance of his obligations under this Agreement shall be reimbursed from the Escrow Shares at the expiration of the Escrow Period, subject to the prior satisfaction of any rights of Premier to reimbursement from the Escrow Shares.

          6. PREMIER CERTIFICATION. In the event that Premier believes in good faith that it is entitled to indemnification pursuant to the Merger Agreement, or to receive Escrow Shares under Section 2.2(c)(vi) of the Merger Agreement, Premier shall deliver a notice (the "PREMIER NOTICE") to the Escrow Holder and the EyeSys Representative which:

               (a) states that Premier anticipates that it may sustain Losses for which it is entitled to indemnification pursuant to the Merger Agreement; and the nature of the misrepresentation, breach of warranty or covenant, or other basis upon which the claim for indemnification is based; and

               (b) provides a good faith estimate of the amount of Losses which Premier may sustain, if Premier has sufficient information upon which to estimate reasonably the amount of the Losses, including any amounts paid or accrued as of the date of the Premier Certificate, if applicable.

At such time as Premier has determined the exact amount of any claim for Losses, Premier shall deliver a certificate signed by the chief executive officer, president or any vice president of Premier to Escrow Holder and the EyeSys Representative ("PREMIER CERTIFICATE") which certifies that Premier is entitled to payment of the amount specified pursuant to this Merger Agreement and this Agreement.

          7. DISTRIBUTIONS TO PREMIER OF THE ESCROW SHARES. Subject to the provisions of Section 8 of this Agreement, within no more than forty-five
(45) days after receipt of a Premier Certificate which makes claim for a specific amount, Escrow Holder shall distribute to Premier such number of the Escrow Shares, based upon the Share Price, as is equal to the amount claimed by Premier in the Premier Certificate. To the extent that the Escrow Shares consist of different types of securities (e.g., Common Stock or different types of options), Premier shall be entitled to specify which types of such securities are to be distributed to it under this Section 7.

          8. OBJECTIONS TO DISTRIBUTIONS. Notwithstanding Section 7 of this Agreement, Escrow Holder shall not make any distribution of Escrow Shares claimed by Premier unless Escrow Holder either (a) has received written authorization from the EyeSys Representative to make the distribution, or (b) at least thirty (30) days have elapsed from the date that Escrow Holder determines that a Premier Certificate was delivered to the EyeSys Representative without any response from the EyeSys Representative. Escrow Holder shall distribute such number of Escrow Shares to Premier as is required pursuant to Section 7 no later than five (5) days after receipt of authorization from the EyeSys Representative or expiration of the thirty
(30)-day period. If the EyeSys Representative has a reasonable basis for objecting to a claim for Losses from Premier and has provided the Escrow Holder with written notice of an objection ("NOTICE OF OBJECTION") within such thirty (30)-day period, Escrow Holder shall make a distribution of the Escrow Shares only when permitted pursuant to Section 9 of this Agreement.

          9.   SETTLEMENT OF DISPUTED CLAIMS; ARBITRATION.

               (a) If the EyeSys Representative delivers a Notice of Objection to the reimbursement of Premier for any claim made in any Premier Certificate, the EyeSys Representative and Premier shall attempt in good faith to agree on the rights of the respective parties regarding any disputed claims. At such time as the EyeSys Representative and Premier may reach agreement, a memorandum setting forth the agreement shall be prepared and signed by both parties and shall be furnished to Escrow Holder. Escrow Holder shall be entitled to rely on any such memorandum, and shall promptly make distributions of the Escrow Shares in accordance with the terms of such a memorandum.

               (b) If no such agreement has been reached within fifteen (15) days after a Notice of Objection from the EyeSys Representative, such disputed claim may be sent to mediation in accordance with such mediation procedures as the parties may agree. If the dispute has not been resolved within sixty (60) days after issuance of a Notice of Objection from the EyeSys Representative, the dispute shall be submitted to arbitration as set forth below. The mediator of any dispute submitted to mediation under this section shall not serve as arbitrator of such dispute unless otherwise agreed to by all of the parties to the arbitration. In addition to resolving pending disputes, the mediator shall provide assistance with respect to allocating responsibility for the costs of mediation.

               (c) If, and to the extent that, any disputed claim is not resolved through good faith negotiation or through mediation in accordance with subsections (a) and (b) above, such disputed claim shall, upon demand of a party, be submitted to and decided by binding arbitration. The arbitration shall be conducted pursuant to Part 3, Title 9 of the California CODE OF CIVIL PROCEDURE (Sections 1280-1288.8). Discovery, including depositions for the purpose of discovery, shall be broadly permitted, and the provisions of CODE OF CIVIL PROCEDURE Section 1283.05 shall apply. Any demand to arbitrate, for purposes of the statute of limitations, shall have the same effect as if suit had been filed on the date the demand is made. The arbitration shall occur in Orange County, California. The parties shall agree upon an arbitrator twenty-one (21) days after the demand is made, and if the parties fail to so agree, then any of them may apply to the court for an order appointing an arbitrator meeting the requirements of this section. The decision of the arbitrator shall be final and binding, and shall be subject to confirmation, correction or vacation in accordance with the provisions of Code of Civil Procedure Sections 1285-1287.4. Any application, petition or other proceeding (i) to enforce the award or the provisions of this Agreement, (ii) to the extent that the arbitrator does not have the power or authority to resolve or grant the relief sought, and/or (iii) for provisional or equitable relief pending appointment of the arbitrator, shall be commenced in the appropriate state or federal courts having jurisdiction in Orange County, California and the parties hereby consent to jurisdiction and venue in such courts. The decision of the arbitrator about the validity of any claim in a Premier Certificate shall be binding and conclusive on the parties to this Agreement; and notwithstanding anything to the contrary in this Escrow Agreement, Escrow Holder shall make or withhold distributions of the Escrow Shares or otherwise act in accordance with the arbitrator's decision. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to reimbursement of any costs or expenses incurred by it in connection with any mediation or arbitration hereunder, except to the extent decided to the contrary by the arbitrator. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction over the matter.

          10. FINAL DISTRIBUTION OF ESCROW SHARES. Upon expiration of the Escrow Period and receipt of written authorization from Premier, Escrow Holder shall distribute to Escrow Shareholders all shares then remaining in the escrow, except (a) such number of Escrow Shares as are sufficient, in the reasonable judgment of Premier to satisfy any unsatisfied claims specified in any Premier Notice or Premier Certificate previously delivered to Escrow Holder; (b) such number of Escrow Shares as are sufficient, in the reasonable judgment of the EyeSys

Representative to pay the costs and expenses incurred or likely to be incurred by the EyeSys Representative, and (c) the fees and disbursements of the Escrow Holder. As soon as all claims have been resolved, Escrow Holder shall distribute to the EyeSys Shareholders all shares then remaining in the escrow not required to satisfy those claims, amounts due to the EyeSys Representative and the unpaid fees and disbursements of the Escrow Holder. Distributions of the remaining Escrow Shares to the EyeSys Shareholders pursuant to this Escrow Agreement, whenever made, shall be proportionate to the EyeSys Shareholders respective interests as determined pursuant to
Section 2.2 of the Merger Agreement.

          11. DISPOSITION OF ESCROWED DISSENTING SHARES. In the event the Principal Shareholder (as defined in the Merger Agreement) sells any shares and remits the proceeds thereof to Premier pursuant to Section 5.22 of the Merger Agreement, upon the notification to Escrow Holder of such sale and acknowledgment of receipt by Premier of such proceeds, Escrow Holder shall distribute to the Principal Shareholder, out of the Escrowed Dissenting Shares, shares of Premier Class A Common Stock in an amount equal to the number of shares sold by the Principal Shareholder. At such time as the Principal Shareholder has no further obligations under Section 5.22 of the Merger Agreement, all of the Escrowed Dissenting Shares then remaining in the Escrow shall be returned to Premier.

          12. LIABILITY AND INDEMNIFICATION OF ESCROW HOLDER AND THE EYESYS REPRESENTATIVE.

               (a) In performing any duties under this Escrow Agreement, neither Escrow Holder nor the EyeSys Representative shall be liable to any party hereto for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the Escrow Holder. Escrow Holder shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement, that Escrow Holder shall in good faith believe to be genuine, nor shall Escrow Holder be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. Escrow Holder is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Escrow Agreement.

               (b) The parties hereto agree jointly and severally to indemnify and hold Escrow Holder harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, reasonable attorneys' fees and disbursements that may be imposed on or incurred by Escrow Holder in connection with the performance of Escrow Holder's duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, but excluding any losses, claims, damages, liabilities and expenses (including costs of investigation, attorneys' fees and disbursements) resulting from Escrow Holder's negligence or willful misconduct.

               (c) Notwithstanding the foregoing, the EyeSys Representative shall have no personal responsibility with respect to any actions taken or not taken in connection with the performance of his obligations hereunder. To the extent that the EyeSys Representative may incur costs or expenses under this Agreement, including with respect to the indemnity provided to the Escrow Holder, such obligations shall be satisfied solely by the Escrow Shares, subject to the prior satisfaction of any rights of Premier to reimbursement from the Escrow Shares.

          13.  MISCELLANEOUS.

               (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and, except as otherwise expressly provided herein, shall inure to the benefit of the parties hereto and their respective successors and assigns.

               (b) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts between California residents made and to be performed entirely within the State of California.

               (c) ATTORNEYS' FEES. Except as provided otherwise in Section 9 of this Agreement, in the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorneys' fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

               (d) CAPTIONS AND HEADINGS. The captions and headings included in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

               (e) ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. This Agreement, together with the Merger Agreement, constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto, including, without limitation, the Memorandum of Understanding, dated ____________, 1997, by and among Premier and EyeSys. No variation nor modification of this Agreement and no waiver of any provision or condition hereof, nor granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

               (f) SEVERABILITY. If any provision of this Agreement or the application thereof to any person, entity or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected and shall be enforced to the greatest extent permitted by law.

               (g) NOTICE. Any notice given hereunder shall be in writing and shall be deemed delivered upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by certified or registered mail, postage prepaid as follows:

               If to Premier:

                    Premier Laser Systems, Inc.
                    3 Morgan
                    Irvine, CA  92718
                    Attention:  Chief Executive Officer
                    Facsimile:  (714) 951-7218

               With a copy to:

                    Rutan & Tucker
                    611 Anton Boulevard, Suite 1400
                    Costa Mesa, California 92626
                    Attention:  Thomas G. Brockington, Esq.
                    Facsimile:  (714) 546-9035

               If to EyeSys:

                    EyeSys Technologies, Inc.
                    2776 Bingle Road
                    Houston, TX  77055
                    Attention:  President and Chief Executive Officer
                    Facsimile:  (713) 465-2418

               With a copy to:

                    Epstein Becker & Green, PC
                    250 Park Avenue
                    New York, New York  10177
                    Attention:  Lowell S. Lifschultz, Esq.
                    Facsimile:  (212) 661-0989

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

               (h) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, enforceable against the signatory thereto, but all of which together shall constitute but one agreement.

           IN WITNESS WHEREOF, each of the parties hereto has executed, or caused to be executed on its behalf by its duly authorized officer, this Agreement, all as of the day and year first above written.

                              PREMIER LASER SYSTEMS, INC.
                              a California corporation


                              By:
                                 ---------------------------------------------
                                 Name:
                                      ----------------------------------------
                                 Title:
                                       ---------------------------------------

                              EYESYS TECHNOLOGIES, INC.
                              a Delaware corporation


                              By:
                                 ---------------------------------------------
                                 Name:
                                      ----------------------------------------
                                 Title:
                                       ---------------------------------------



                              EYESYS REPRESENTATIVE


                              By:
                                 ---------------------------------------------
                                 Name:
                                      ----------------------------------------
                                 Title:
                                       ---------------------------------------


                              ESCROW HOLDER


                              By:
                                 ---------------------------------------------
                                 Name:
                                      ----------------------------------------
                                 Title:
                                       ---------------------------------------

                                   EXHIBIT C-1

                           PREMIER LASER SYSTEMS, INC.

                                LOCK-UP AGREEMENT
                    (for holders of 5% or more of the Shares)

                                ___________, 1997




Premier Laser Systems, Inc.
3 Morgan
Irvine, CA 92718

Ladies and Gentlemen:

     The undersigned understands that you have entered into that certain Agreement and Plan of Merger dated as of ______________, 1997, by and among Premier Laser Systems, Inc., a California corporation ("PREMIER"), Premier Acquisition, Inc., a California corporation, and a wholly owned subsidiary of Premier, and EyeSys Technologies, Inc., a Delaware corporation (the "MERGER AGREEMENT"), which provides for the issuance of Class A Common Stock, no par value, of Premier ("COMMON STOCK") pursuant to Premier's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on ____________, 1997 (Registration No. 333-_______) (as may be amended or supplemented, the "REGISTRATION STATEMENT"). For purposes hereof, the term "PRIMARY EYESYS SHAREHOLDER GROUP" shall mean the ___ former holders of EyeSys securities who receive the largest number of shares of Common Stock as a result of the transactions described in the Merger Agreement.

     In consideration of the foregoing and in acknowledgment of the benefit therefrom to the undersigned, and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees:
(i) for a period of four and one-half (4 1/2) months from the Effective Time (as defined in the Merger Agreement), not to offer for sale, sell or otherwise dispose of (or enter into any transaction which is designed to, or could be expected to, result in the disposition by any person of), directly or indirectly (collectively, a "DISPOSITION") any of the shares of Common Stock, any then-vested options or any then-vested warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (collectively, "SECURITIES"), now owned by the undersigned; and (ii) for a period commencing at the end of such four and one-half (4 1/2) month period and ending November 30, 1997, an amount which, when added to all other Dispositions by the Primary EyeSys Shareholder Group, does not exceed 65,000 shares per month, and thereafter, during each month, an amount equal to one-ninth (1/9) of the number of shares held by such person on November 30, 1997; provided, however, that if at any time Premier notifies the undersigned that it will commence within thirty (30) days a "call" with respect to Premier's outstanding Class A or Class B Warrants, the undersigned will not make any further Dispositions until the termination of such call (provided that the foregoing suspension of dispositions shall not exceed ninety (90) days in length). The restrictions set forth in section (i) above are expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities during the four and one-half (4 1/2) month lock-up period, even if such Securities would be disposed of by someone other than the undersigned.

     Notwithstanding any other provision of this Agreement to the contrary, in no event shall the undersigned offer for sale, sell or otherwise dispose of any Securities received pursuant to the Merger Agreement in an amount or manner which violates Rule 145(d) promulgated under the Securities Act of 1933, as amended.

     Furthermore, the undersigned hereby agrees and consents to the entry of stop-transfer instructions with Premier's transfer agent against the transfer of the Securities held by the undersigned except in compliance with this Lock-Up Agreement.

                              ------------------------------------------------
                              Name:


Accepted as of the date
first set forth above:

PREMIER LASER SYSTEMS, INC.


By:
   -------------------------------------
        Authorized Representative


Premier requests that this Lock-Up Agreement be completed and delivered to Premier's counsel, Rutan & Tucker, LLP, 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, Attn: Thomas G. Brockington, Esq.

                                   EXHIBIT C-2

                           PREMIER LASER SYSTEMS, INC.

                                LOCK-UP AGREEMENT
                   (for holders of less than 5% of the Shares)

                                __________, 1997




Premier Laser Systems, Inc.
3 Morgan
Irvine, CA 92718

Ladies and Gentlemen:

     The undersigned understands that you have entered into that certain Agreement and Plan of Merger dated as of ______________, 1997, by and among Premier Laser Systems, Inc., a California corporation ("PREMIER"), Premier Acquisition, Inc., a California corporation, and a wholly owned subsidiary of Premier, and EyeSys Technologies, Inc., a Delaware corporation (the "MERGER AGREEMENT"), which provides for the issuance of Class A Common Stock, no par value, of Premier ("COMMON STOCK") pursuant to Premier's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on ____________, 1997 (Registration No. 333-_______) (as may be amended or supplemented, the "REGISTRATION STATEMENT").

     In consideration of the foregoing and in acknowledgment of the benefit therefrom to the undersigned, and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees that the undersigned shall not offer for sale, sell or otherwise dispose of, (or enter into any transaction which is designed to, or could be expected to, result in the disposition by any person of), directly or indirectly (collectively, a "DISPOSITION"), any of the shares of Common Stock, any then-vested options or any then-vested warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (collectively, "SECURITIES"), except that during each calendar month after the closing of the transactions contemplated by the Merger Agreement the undersigned shall be entitled to sell or otherwise dispose of Securities in an amount equal to (but not more than) one-tenth (1/10) of the number of shares of Common Stock issued to such person in connection with the Merger Agreement (treating, for such purposes, warrants, options and convertible securities as though they had been exercised or converted in
accordance with their terms).   The restrictions set forth above are
expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities in excess of the amount specified above, even if such Securities would be disposed of by someone other than the undersigned.

     Furthermore, the undersigned hereby agrees and consents to the entry of stop-transfer instructions with Premier's transfer agent against the transfer of the Securities held by the undersigned except in compliance with this Lock-Up Agreement.

                              ------------------------------------------------
                              Name:


Accepted as of the date
first set forth above:

PREMIER LASER SYSTEMS, INC.


By:
   ------------------------------------
        Authorized Representative


Premier requests that this Lock-Up Agreement be completed and delivered to Premier's counsel, Rutan & Tucker, LLP, 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, Attn: Thomas G. Brockington, Esq.

                                    EXHIBIT D

                              CERTIFICATE OF MERGER
                            OF DOMESTIC CORPORATIONS


                              CERTIFICATE OF MERGER
                                       OF
                            PREMIER ACQUISITION, INC.
                                      INTO
                            EYESYS TECHNOLOGIES, INC.



          The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

                  NAME                         STATE OF INCORPORATION

          Premier Acquisition, Inc.                    Delaware
          EyeSys Technologies, Inc.                    Delaware

          SECOND: That a plan and agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

          THIRD: That the name of the surviving corporation of the merger is EyeSys Technologies, Inc.

          FOURTH: That the certificate of incorporation in the form of the Certificate of Incorporation of EyeSys attached hereto, shall be the certificate of incorporation of the surviving corporation.

          FIFTH: That the executed plan and agreement of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is EyeSys Technologies, Inc., c/o Premier Laser Systems, Inc., 3 Morgan, Irvine, California 92618.

          SIXTH: That a copy of the plan and agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.


                              EYESYS TECHNOLOGIES, INC.


                              By:
                                 ---------------------------------------------
                                                              President


ATTEST:

By:
   ---------------------------------------

------------------------------------------
                      Secretary

                                    EXHIBIT F

                               TERMS OF SECURITIES


PREMIER CLASS AA OPTIONS

     Each Premier Class AA Option shall represent the right to purchase one share of Premier's Class A Common Stock at an exercise price of $6.50 at any time through November 30, 1999. Commencing immediately, such Premier Class AA Option shall be redeemable by Premier at a price of $.05 per option on thirty (30) days written notice, so long as the average closing bid price, as reported by the Nasdaq Stock Market, of the Class A Common Stock exceeds $9.10 per share, for thirty (30) consecutive trading days ending within fifteen (15) days of the notice of redemption.

PREMIER CLASS BB OPTIONS

     Each Premier Class BB Option shall represent the right to purchase one share of Premier's Class A Common Stock at an exercise price of $8.00 at any time through November 30, 1999. Commencing immediately, such Premier Class BB Option shall be redeemable by Premier at a price of $.05 per option on thirty (30) days written notice, so long as the average closing bid price, as reported by the Nasdaq Stock Market, of the Class A Common Stock exceeds $11.20 per share, for thirty (30) consecutive trading days ending within fifteen (15) days of the notice of redemption.

PREMIER OPTIONS

     Each Premier Option shall represent the right to purchase one share of Class A Common Stock for a period commencing twelve (12) months from the Closing Date and ending of three (3) years from the Closing Date, at an exercise price equal to the Per Share Value. The Premier Options shall not be redeemable.

                                    EXHIBIT G

                                 OPERATING PLAN

                                    EXHIBIT H

                       LOANS INCLUDED IN NONINCLUDED COSTS

The obligations for money borrowed included in the Nonincluded Costs shall consist of $300,000 principal amount of loans from shareholders made in 1997, together with accrued interest thereon.

                                  SCHEDULE 2.1

                                   NOTEHOLDERS

EYESYS AFFILIATE NOTEHOLDERS

     Frontenac VI Limited Partnership
     Trinity Ventures II, L.P.
     Trinity Ventures III, L.P.
     Trinity Ventures Side-by-Side Fund I, L.P.
     American Healthcare Fund II, L.P.
     Robert G. Martin, M.D.
     Frederick Ruegseggar

EYESYS NONAFFILIATE NOTEHOLDERS

     All other Noteholders

                                  SCHEDULE 5.16

                                EYESYS PERSONNEL


David Headlee
Lisa Manis
Bonnie Schwebb
Chris Boyle
Liz Ojeda
Michel Ulsas
Victor Lau
Debbie Gabriel
Beth Soper
David Liu
Eddie Phillipe
James Tang
Eric Serfoss
John Clark
Ken Carbonari
Joe Wakil